Exhibit 4.31

CONFIDENTIAL TREATMENT REQUESTED
The asterisked ("**") portions of this document have been
Omitted and filed separately with the Securities and
Exchange Commission pursuant to a requested
for confidential Treatment.

Execution Version

Intelsat Hong Kong, LLC

TVB Satellite TV Holdings, Ltd.

Galaxy Satellite TV Holdings, Ltd.

SUBCRIPTION AND SHAREHOLDERS AGREEMENT
Relating to GALAXY SATELLITE TV HOLDINGS, LTD.

Dated as of February 20, 2003

i	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Attachments

Annex 1	—	Definitions
Annex 2	—	TVB's Representations and Warranties
Annex 3	—	Intentionally omitted
Annex 4	—	3-Year Business Plan
Annex 5	—	Guangdong Channel Supply Parameters
Annex 6	—	Deadlock Resolution Procedures
Exhibit A	—	Amendment to Channels Supply Agreement
Exhibit B	—	Form of Satellite Capacity Agreement
Exhibit C-1	—	Form of Intelsat Sponsor Guaranty
Exhibit C-2	—	Form of TVB Sponsor Guaranty

ii	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

     This SUBSCRIPTION AND SHAREHOLDERS AGREEMENT, dated as of February 20, 2003 (this “Agreement”), is by and among:

(1)	Intelsat Hong Kong, LLC, a limited liability company existing under the laws of the State of Delaware, USA (“Intelsat”);

(2)	TVB Satellite TV Holdings, Ltd., a corporation existing under the laws of Bermuda (“TVB”); and

(3)	Galaxy Satellite TV Holdings, Ltd., a corporation existing under the laws of Hong Kong (the “Company”).

Intelsat and TVB, together with their permitted transferees and assigns and any successors to their interest in any Shares, are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”.

R E C I T A L S:

     A.     Galaxy Satellite Broadcasting Limited (“Galaxy"), a corporation existing under the laws of Hong Kong, is the holder of (i) a Domestic Pay Television Programme Service License issued by the Chief Executive in Council on December 5, 2000 (“Pay TV License") to offer pay-television service (“Pay TV”) in Hong Kong; (ii) a Satellite Television Uplink and Downlink License issued by the Chief Executive in Council on July 21, 1998 and amended on December 5, 2000 (“Satellite Up-link License") to maintain and operate radio communication stations for the provision of its non-domestic satellite regional service; and (iii) a Fixed Telecommunication Network Services License No. 016 issued by the Telecommunications Authority on April 3, 2000 (“FTNS License”) to maintain and operate its satellite up-link and down-link facilities.

     B.     Galaxy intends to construct, own and operate (1) a pay-television network for the provision of a direct-to-home (“DTH”) pay television business in Hong Kong and, when permitted and commercially viable, in Guangdong Province (such business and the assets, properties and licenses associated therewith are referred to as the “Pay TV Business”); (2) telecommunications teleport and hub facilities that provide users with fast, convenient, cost-effective access to advanced services and high-bandwidth communications in Hong Kong (such business and the assets, properties and licenses associated therewith are referred to as the “Teleport Business”); and (3) when commercially viable, a satellite broadband internet access service that will be offered in conjunction with its Pay TV Business services.

     C.     TVB is a wholly-owned subsidiary of Television Broadcasts Limited (the “TVB Sponsor”), the ultimate parent company of Galaxy;

     D.     Intelsat is an indirect, wholly-owned subsidiary of Intelsat (Bermdua), Ltd. (the “Intelsat Sponsor”);

Asterisks ("**") indicate omitted material.

     E.     The TVB Sponsor and the Intelsat Sponsor desire to establish the Company as a joint venture company that will hold all of the outstanding shares of Galaxy, which will in turn own and conduct the Pay TV Business and the Teleport Business;

     F.     The Company was established in Hong Kong in February 2003 to serve as the joint venture company for the purposes described above;

     G.     Galaxy has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each. An aggregate of two (2) shares have been issued and are outstanding (the “Original Galaxy Shares”), of which one (1) share is owned by TVB and one (1) share is owned by TVBI Company Limited;

     H.     Contemporaneously with the execution and delivery of this Agreement,

1.	the TVB Sponsor and Galaxy are executing and delivering an amendment to the Channels Supply Agreement between the TVB Sponsor and Galaxy in the form attached hereto as Exhibit A (the “CSA Amendment");

2.	Intelsat and Galaxy are executing and delivering the Satellite Capacity Agreement in the form attached hereto as Exhibit B;

3.	the Company and Intelsat are purchasing the Original Galaxy Shares from TVB and TVBI Company Limited, respectively, for total consideration of HK$1.00 each, and TVB and TVBI Company Limited are duly delivering to the Company and Intelsat certificates representing the Original Galaxy Shares, duly endorsed.

     I.     The Shareholders believe that it is in their best interest and in the best interest of the Company to set forth in this Agreement certain agreements with respect to the management of the Company and the voting of the outstanding ordinary shares of the Company, to create certain rights in, and imposing certain obligations on, the holders of such shares, and to impose certain restrictions on any disposition of such shares, all as hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

     Capitalized terms used herein have the meanings ascribed to them in Annex 1 attached hereto.

2	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

ARTICLE 2.     SUBSCRIPTION; ORGANIZATIONAL MATTERS ; VOTING; OTHER

     2.1.     Subscription.

     (a)  Subject to the terms of this Agreement, the Shareholders shall subscribe for, and the Company shall allot and issue to the Shareholders, an aggregate of 1,062,750,000 Shares, on the date hereof at a purchase price of HK$1.00 per share (the “Per Share Purchase Price”) as follows:

		Percentage of
Shareholder	No. of Shares	All Shares

TVB	520,750,000	49%
Intelsat	542,000,000	51%

     (b)     In consideration of the allotment and issuance of the Shares pursuant to Section 2.1(a), Intelsat and TVB shall pay the following:

(i)	In consideration of the Intelsat Subscription Shares allotted and issued to Intelsat pursuant to Section 2.1(a), Intelsat shall pay to the Company the sum of HK$542,000,000 of which:

(1)	HK$128,700,000 shall be set off against the amounts payable by Galaxy to Intelsat under the Satellite Capacity Agreement (“Intelsat’s In-Kind Contribution”) as provided below; and

(2)	HK$413,300,000 (“Intelsat’s Cash Contribution”) shall be paid by Intelsat to the Company by wire transfer of immediately available funds to the Company in such installments and at such times during the three-year period following the Closing Date as specified in Section 2.2 below and in the 3-Year Business Plan and the Annual Business Plans adopted by the Board of Directors.

(ii)	In consideration of the TVB Subscription Shares, TVB shall pay to the Company the sum of HK$520,750,000 of which:

(1)	HK$324,150,000 (“TVB’s In-Kind Contribution”) shall be set off against payments by Galaxy to TVB Sponsor under the Channels Supply Agreement as provided below;

(2)	HK $196,600,000 (“TVB’s Cash Contribution”) shall be paid by TVB to the Company by wire transfer of immediately available funds to the Company in such installments and at such times during the three-year period following the Closing Date as specified in Section 2.2 below and the 3-Year Business Plan and the Annual Business Plans adopted by the Board of Directors.

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Asterisks ("**") indicate omitted material.

(iii)	TVB’s In-Kind Contribution shall be set off against the License Fees otherwise payable by Galaxy to TVB Sponsor under item 1 of Schedule 2 to the Channels Supply Agreement in installments as follows: Year 1 — HK$150 million; Year 2 — HK$125 million; Year 3 — HK$49.15 million. The installment amounts shall be set off against the payments that first become due each year (i.e., each 12-month period following Galaxy’s commencement of commercial operations) under the Channels Supply Agreement. By way of example, during Year 1, the HK$150 million contribution shall be set off against the first 9 monthly installments (HK$16.66 million each) payable to TVB Sponsor under the Channels Supply Agreement. TVB acknowledges and agrees that if the Channels Supply Agreement is terminated for any reason other than the Galaxy’s breach thereunder, TVB’s In-Kind Contribution obligation shall be converted to an immediate obligation to contribute the unpaid In-Kind Contribution in cash to the Company.

(iv)	Intelsat’s In-Kind Contribution shall be set off against the service charges payable by Galaxy under the Satellite Capacity Agreement as they become due. By way of example, during the first year following Galaxy’s commencement of commercial operations, Intelsat’s In-Kind Contribution shall be set off against charges of US$4.5 million under the Satellite Capacity Agreement. Intelsat acknowledges and agrees that if the Satellite Capacity Agreement is terminated for any reason other than the Galaxy’s breach thereunder, Intelsat’s In-Kind Contribution obligation shall be converted to an immediate obligation to contribute the unpaid In-Kind Contribution in cash to the Company.

     (c)     In addition, simultaneously with the execution and delivery of this Agreement, (i) TVB and TVBI shall sell, convey, transfer and assign to the Company and Intelsat, respectively, and the Company and Intelsat shall purchase and accept, all right, title and interest in and to the Original Galaxy Shares and (ii) TVB and Galaxy shall take all action required to effect such sale and purchase in accordance with the Hong Kong Companies Ordinance and the Articles of Association of Galaxy; and upon the completion of such sale and purchase, (A) the Company shall be the legal and beneficial owner of one Original Galaxy Share, and (B) Intelsat shall be the legal owner of one Original Galaxy Share but shall hold such share in trust for the benefit of the Company. From and after the date hereof, at the conclusion of the transaction described in this Section 2.1(c), Galaxy shall be a wholly-owned subsidiary of the Company.

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Asterisks ("**") indicate omitted material.

     2.2.     Funding.

     (a)     Although funding of the Parties’ Cash and In-Kind Contributions will be effected in stages during the three-year period following the Closing Date as provided above, the Shares shall be fully-paid and non-assessable upon issuance by the Company to the Parties on the Closing Date. The Parties shall pay Cash Contributions during the initial three-year period in the following amounts:

	Intelsat	TVB

	(HK$M)	(HK$M)

On the date of Closing	173.9	138.1
On January 2, 2004	158.3	45.2
On January 3, 2005	81.1	13.3

     (b)     If any Party is in default in the funding of its Cash or In-Kind Contribution, such Party’s voting rights in the Company and the Company’s Subsidiaries shall be reduced in proportion to the amount outstanding and such Party’s right to consider matters requiring Shareholder Approval set out in Section 2.8 shall be suspended until payment is made in accordance with this Agreement. Notwithstanding such forfeiture of rights, the Defaulting Party shall nevertheless remain liable to pay to the Company the unpaid Cash or In-Kind Contribution.

     2.3.     Further Financing.

     (a)     Intelsat’s Cash Contribution and TVB’s Cash Contribution (collectively, the “Initial Cash Contribution”) shall be used by the Company and Galaxy to fund capital expenditures for the procurement of necessary equipment, building access costs, costs of constructing the facilities and the operating costs, service rollout costs and operating losses, and for general working capital purposes during the three-year period following the Closing Date, in each case, in accordance with the 3-Year Business Plan that is attached hereto as Annex 4 (“Start-Up and Initial Operational Costs”).

     (b)     If the Board of Directors determines that the Initial Cash Contribution is insufficient to fund the Start-Up and Initial Operational Costs as contemplated by the 3-Year Business Plan, then the Shareholders shall each contribute an additional amount of capital to the Company to fund such costs up to an aggregate of HK$170,100,000 of additional capital in exchange for additional Shares at the Per Share Purchase Price, and each Shareholder shall fund its Applicable Portion of such additional capital in such instalments as shall be determined by the Board of Directors consistent with the 3-Year Business Plan.

     (c)     If more than HK$780,000,000 is required to fund the Start-Up and Initial Operational Costs, as contemplated by the 3-year Business Plan, as determined by the Board of Directors on the basis of a comparison of the actual costs therefor and the funds available from Shareholders pursuant hereto, then the Shareholders may (but shall not be required to) contribute

5	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

to the Company such amount of additional funding as the Board of Directors shall determine is required to fund the Start-Up and Initial Operational Costs in accordance with the 3-Year Business Plan. Each Shareholder shall have the right (but shall not be required) to contribute a portion of such additional funding equal to such Shareholder’s Applicable Portion thereof by way of a loan bearing interest at a rate per annum equal to the prime lending rate announced by Citibank N.A. at the time of the making of such loan or any instalment thereof, plus a margin of 1.5% per annum. Interest shall accrue on the principal amount of any such loan on the basis of the actual number of days elapsed in a 360-day year and shall be paid quarterly in arrears. The maturity date of any such loan shall be subject to mutual agreement of the Company and the Shareholder that advances such loan. The principal of and all interest on any such loan shall be secured by a first priority security interest in all of the Company’s properties and assets, provided that such security interest may be subordinate to the security granted to secure any bank loan related to refinancing the Teleport Loan. If any Shareholder loans such funds to the Company, the Company shall execute and deliver to such Shareholder such promissory notes, security agreements and other agreements, instruments or documents as the contributing Shareholder may reasonably request in order to evidence such loan and security or the terms thereof.

     2.4.     Closing.

     (a)     The completion of the acquisition by the Shareholders of the Subscription Shares pursuant to Section 2.1(a) above shall take place at a closing (the “Closing”) at the offices of Coudert Brothers, 39/F, Gloucester Tower, 11 Pedder Street, Central, Hong Kong at 10:00 a.m. in Hong Kong on the date of this Agreement (such date is herein called the “Closing Date”) whereupon the following documents shall be delivered:

(i)	each of Intelsat andTVB shall deliver to the other Parties a certificate dated the Closing Date and signed by an officer of such Party certifying the accuracy and completeness of the representations and warranties of such Party in all Transaction Documents to which such Party is party, and the performance by such Party of all obligations of such Party contemplated to be performed by such Party on or prior to such date pursuant to such Transaction Documents; and

(ii)	each of Intelsat and TVB shall cause to be delivered to the other Parties a Parent Guaranty in the form attached hereto as Exhibits C-1 and C-2 (each, a “Parent Guaranty”) duly executed; and

(iii)	each of Intelsat and TVB shall deliver to the other Party certified resolutions of (A) such Parties authorizing their execution, delivery and performance of this Subscription and Shareholders Agreement and (B) the TVB Sponsor and the Intelsat Sponsor authorizing their execution, delivery and performance of the Parent Guaranties;

     (b)     On the Closing Date, each of Intelsat and Galaxy shall duly execute and deliver the Satellite Capacity Agreement.

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Asterisks ("**") indicate omitted material.

     (c)     On the Closing Date, the TVB Sponsor and Galaxy shall execute the CSA Amendment;

     (d)     On the Closing Date, the Company shall issue to each Shareholder the number of Shares for which such Shareholder shall subscribe, as provided in Section 2.1(a), and the Company shall issue and deliver to such Shareholder a share certificate representing such Shares, properly signed and sealed, as the case may be.

     (e)     As soon as reasonably practicable and in any case within seven days following the Closing Date, the Company shall procure its bank and Galaxy to issue and submit a performance bond in favour of the Government of Hong Kong SAR in the sum of HK$88 million in the form specified in the Pay TV License for the release of the performance bond dated 13 June 2001 issued by Galaxy and Shanghai Commercial Bank Ltd. and guaranteed by TVB Sponsor.

     2.5.     Company Documents; Shares; Shareholders Meetings.

     (a)     Within five (5) Business Days after the date of this Agreement, the Shareholders and the Company shall agree upon and effect such amendments to the memorandum and articles of association of the Company and Galaxy as may be necessary to make them consistent with the terms of this Agreement.

     (b)     The Company shall call general meetings of Shareholders in the manner provided in the Articles of Association, but not less frequently than once each year. Notices of the date and agenda for each general meeting of Shareholders or a general meeting called for the passages of special resolutions shall be provided by the Company to each Shareholder at least 21 days prior to such meeting. Any other general meeting of Shareholders may be called by the Chairman of the Company or any Shareholder by notice thereof to the Shareholders delivered at least 14 days prior to such meeting. An extraordinary meeting of Shareholders shall be convened on the Closing Date for purposes of confirming the election of directors, and the other matters incidental to the effectuation of the agreements of the Shareholders set forth in this Agreement.

     (c)     A quorum of shareholders shall be constituted for any meeting of the shareholders of the Company by the presence thereat (in person or by proxy) of such shareholders as shall hold at least 25% of all Shares then outstanding; provided, however, that, so long as TVB or Intelsat shall hold at least 25% of the outstanding Shares, a quorum of shareholders for any meeting shall not be constituted without the presence thereat (in person or by proxy) of such Shareholder that holds at least 25% of all Shares then outstanding; provided further, however, that if any meeting of shareholders is adjourned or cancelled from failure to constitute a quorum due to the absence thereat of TVB or Intelsat, then such meeting shall be rescheduled in accordance with the Memorandum and Articles of Association to a date not less than five nor more than fifteen days after the originally scheduled meeting, and at such rescheduled meeting a quorum of shareholders shall be constituted by the presence thereat of such shareholders as shall hold at least 25% of all Shares then outstanding, whether or not Intelsat or TVB is present at such meeting.

     (d)     To the extent permitted by applicable law, Shareholders and their proxies may participate in any meeting of Shareholders by telephone, video conferencing or other means by

7	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

which all participants may speak and hear each other, and any Shareholder so participating shall be deemed to be present at any such meeting for all purposes.

     (e)     Notice of any meeting of Shareholders shall be properly given if delivered at least 15 days prior to the scheduled meeting date to the address or in the manner specified below in Section 12.2 or at such other address specified by such Shareholder for notices from time to time pursuant to Section 12.2.

     2.6.     Board of Directors.

     (a)     The Board of Directors shall consist of seven (7) members, one of whom (the “Nominated Director”) shall be nominated by a Nomination Committee consisting of one member appointed by the Shareholder B and two members appointed by the Shareholder A, so long as such Shareholder, together with its Affiliates, owns at least 40% of the Shares. The election of the director-designee nominated by the Nomination Committee shall be subject to mutual agreement of each of TVB and Intelsat so long as such Shareholder, together with its Affiliates, owns at least 40% of the Shares; provided, however, that if Shareholder B fails to approve the Nomination Committee’s director nominee, the Nomination Committee shall select another candidate for Shareholder B’s consideration and approval. If Shareholder B fails to approve such second director-nominee, the Nomination Committee shall, by majority vote of members, select a third nominee who shall be appointed to serve as a director of the Company. The election of the other members of the Board of Directors shall be determined by the vote in person or by proxy of the Shareholders, as hereinafter provided. The Nominated Director shall be elected to the Board of Directors by the Shareholders, and each Shareholder agrees to vote all Shares owned by it in favor of the election of the person so nominated. Upon the death, resignation or incapacity of the Nominated Director, his replacement shall be nominated by the Nomination Committee in accordance with the procedures set forth above, and all of the Shareholders shall vote all Shares owned by them in favor of the appointment of such nominee to the Board of Directors in order to fill the vacancy created by such death, resignation or incapacity. The Nominated Director may be removed from office upon motion by Shareholder A, provided that the resulting vacancy on the Board of Directors shall be filled by a nominee nominated by the Nomination Committee in accordance with the procedures set forth above.

     (b)     Upon subscription of the Shares as provided in Section 2.1(a), each Shareholder shall have the right, with respect to each block of Shares representing 16% of all Shares outstanding held by such Shareholder and its Affiliates (each, a “Shareholding Block”), to elect one of the seven members of the Company’s Board of Directors. Accordingly, Intelsat and TVB shall each have the right to elect three directors as of the Closing Date. At any time after a Shareholding Block of a Shareholder and its Affiliates represents less than 16% of all Shares outstanding, (A) the director elected by such Shareholder on the basis of such Shareholding Block shall be deemed to have resigned and shall be removed from the Board of Directors, and (B) if the other Shareholder still holds at least 48% of the outstanding Shares it may elect a director to fill the resulting vacancy. TVB shall be entitled to nominate one of its directors as the Chairman of the Company’s Board of Directors.

     (c)     TVB acknowledges and agrees that each of its director nominees shall qualify as “residents” of Hong Kong, as defined in the Pay TV License and Hong Kong Broadcasting

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Asterisks ("**") indicate omitted material.

Ordinance. Intelsat’s director nominees shall likewise be Hong Kong residents to the extent required to ensure Galaxy’s compliance with the residency requirements of the Pay TV License and Broadcasting Ordinance.

     (d)     Upon the death, resignation or incapacity of any director, the Shareholder who nominated such director pursuant to clause (b) or (c) of this Section 2.6 shall be entitled to nominate his replacement to the Board of Directors, and all of the Shareholders shall vote all Shares owned by them in favor of the appointment of such nominee to the Board of Directors in order to fill the vacancy created by such death, resignation or incapacity. Any director shall be removed from office upon motion by the Shareholder that nominated him as of right pursuant to clause (b) or (c) or this clause (d) of this Section 2.6, and the vacancy on the Board of Directors so created by such removal shall be filled by a nominee nominated by such Shareholder. No director appointed by any Shareholder as of right pursuant to clause (b) or (c) or this clause (d) of this Section 2.6 shall be removed from the Board of Directors unless the nominating Shareholder consents to such removal or except as otherwise provided in clause (b) above.

     (e)     The persons nominated to the Board of Directors in accordance with the preceding subsections (b), (c) and (d) shall be elected to the Board of Directors by the Shareholders, and each Shareholder agrees to vote all Shares owned by it in favor of the election of the persons so nominated.

     (f)     Regular meetings of the Board of Directors shall be called by the Chairman or Chief Executive Officer of the Company not less frequently than quarterly each year. Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer or any two members of the Board of Directors. A quorum of directors shall be constituted for any meeting of the Board of Directors by the presence thereat of a majority of directors; provided, however, that, so long as any Shareholder has a right to nominate at least two members of the Board of Directors pursuant to the foregoing provisions of this Section 2.6, a quorum of members of the Board of Directors shall require the presence of at least one director nominated by such Shareholder; provided further, however, that if any meeting of the Board of Directors is adjourned or cancelled from failure to constitute a quorum due to the absence thereat of a director nominated by any Shareholder, as contemplated by this clause, then such meeting shall be rescheduled in accordance with the Memorandum and Articles of Association to a date not less than five nor more than fifteen days after the originally scheduled meeting. If such rescheduled meeting is further adjourned or cancelled based on the absence of a quorum due to the absence thereat of a director nominated by any Shareholder, as contemplated by this clause, then such meeting shall be rescheduled in accordance with the Memorandum and Articles of Association to a date not less than five nor more than fifteen days after the date of the rescheduled meeting, and in this case, the Shareholders agree that the number of directors who are present at such meeting shall constitute a quorum for all purposes. To the extent permitted by applicable law, any Shareholder may designate by notice to the Company and the other Shareholders an alternate person to serve or act temporarily as a member of the Board of Directors in lieu of any director nominated by such Shareholder.

     (g)     To the extent permitted by applicable law, directors may participate in any meeting of the Board of Directors by telephone, video conferencing or other means by which all

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Asterisks ("**") indicate omitted material.

participants may speak and hear each other, and any director so participating shall be deemed to be present at any such meeting for all purposes.

     (h)  Notices of all meetings of the Board of Directors shall be properly given if delivered to directors at least fourteen days prior to such scheduled meeting date by post, courier, facsimile or other means reasonably calculated to arrive at such director’s place of business or address specified for such notices. Any notice to any director nominated by any Shareholder shall be properly given and deemed to have been served on such director if sent to such Shareholder at the address specified below in Section 12.2 or at such other address specified by such Shareholder for notices or to such address as such director shall specify in writing to the Company from time to time.

     (i)     The Shareholders shall have the same rights with respect to any Subsidiary as apply in respect of the Company pursuant to the foregoing provisions of this Section 2.6.

     2.7.     Officers of the Company.

     (a)     Subject to clause (c) below, the officers of the Company shall be appointed from time to time by the majority vote of those present at any meeting of the Board of Directors duly called and held at which a quorum is present or by the unanimous written consent of the Board of Directors.

     (b)     Each officer shall have the powers and shall fulfil the duties assigned thereto by the Board of Directors and otherwise prescribed for such office in the Articles of Association of the Company. Nothing in this Section 2.7 shall limit the right of the Board of Directors to determine or to amend from time to time the duties of any officer or member of senior management of the Company or any Subsidiary.

     (c)     Effective from the Closing Date, and except as otherwise provided herein,

(i)	The Shareholder A shall have the right to nominate, appoint, remove and re-nominate from time to time individuals to occupy the offices of Chief Executive Officer and Chief Financial Officer of the Company and its Subsidiaries; provided, however, that the appointment of the Chief Executive Officer shall be subject to the approval of other Shareholder to the extent and in the manner provided herein;

(ii)	The Shareholder B shall have the right to nominate, appoint, remove and re-nominate from time to time individuals to occupy the offices of Chief Operating Officer and Chief Marketing Officer of the Company and its Subsidiaries.

Notwithstanding the foregoing, no Shareholder shall be entitled to nominate, appoint, remove or re-nominate officers of the Company or a Subsidiary or have the right to approve the Chief Executive Officer if such Shareholder (together with its Affiliates) no longer owns 40% or more of the outstanding Shares. Each Shareholder shall vote, or shall cause its nominees to the Board of Directors to vote, in favor of the appointment of any such individuals so nominated, removed

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Asterisks ("**") indicate omitted material.

or re-nominated in accordance with the terms of this Section 2.7. If the Shareholder B fails to approve the Shareholder A’s nominee for the Chief Executive Officer position, Shareholder A shall nominate another candidate for Shareholder B’s consideration and approval. If Shareholder B fails to approve such second Chief Executive Officer-nominee, Shareholder A shall select a third nominee who shall be appointed to serve as the Chief Executive Officer of the Company. Shareholder A may remove the Chief Executive Officer from office, provided that his replacement shall be appointed in accordance with procedures set forth in the preceding two sentences.

     2.8.     Matters Requiring Shareholder Approval. Notwithstanding the Memorandum and Articles of Association of the Company or the equivalent governing documents with respect to any Subsidiary, and to the full extent permitted by applicable law, TVB, Intelsat and the Company agree that, after the date hereof and continuing until such time as such Shareholder and its Affiliates together hold fewer than 40% of the outstanding Shares (or, in the case of the transactions or matters described in clauses (i), (ii), (iii) or (ix) below, 25% of the outstanding Shares), the transactions and matters listed below shall require the consent, authorization or ratification of both Intelsat and TVB:

(i)	any material change in the scope, nature and/or activities of the business of any Group Company;

(ii)	any merger or acquisition of, or combination with, any Person by any Group Company or similar transaction;

(iii)	any disposition of the substantial operating assets, properties or rights of any Group Company, which, in the case of any disposition exceeds a value or consideration of US$10 million or equivalent in any other currency or involves any asset of any Group Company that is material to the conduct of its business or operations;

(iv)	the incurring of indebtedness or giving of any guarantee, indemnity or security in respect of the obligations of any other person by any Group Company of more than US$10 million or outside the ordinary course of business (provided that Shareholder approval shall not be required in connection with re-financing of the Teleport Loan);

(v)	granting of any loan by any Group Company in excess of US$1 million to any other person, either in one transaction or by accumulation of several transactions;

(vi)	any material amendment of Memorandum and Articles of Association (or equivalent constitutional document) of any Group Company;

(vii)	any action which would alter or change the rights or privileges, obligations or liabilities or dilute respective percentages of ownership of any shareholder of any Group Company, except as may otherwise occur due to a Shareholder’s failure to make a required capital contribution under Section 2.3(b);

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Asterisks ("**") indicate omitted material.

(viii)	declaration of dividends or other distributions and the adoption of, or any changes to, the dividend policy of any Group Company;

(ix)	any transaction, agreement or arrangement between any Group Company, on the one hand, and any Shareholder or any Affiliate of any Shareholder, on the other hand (other than a Shareholder loan contemplated by Section 2.3(c)), or any material change thereto including any amendment to the Channels Supply Agreement or the Satellite Capacity Agreement;

(x)	entering into any swap, forward, futures or option transaction that is speculative in nature (but not including such transactions conducted in the normal and prudent course of any Group Company’s treasury operations, consistent with such Group Company’s practices and policies);

(xi)	the initiation or settlement of lawsuit, arbitration or administrative proceeding involving any Group Company to the extent the aggregate amount of all claims therein exceeds US$1 million;

(xii)	any change of auditors of any Group Company (currently KPMG);

(xiii)	the approval of annual budgets and business plans of any Group Company other than the 3-Year Business Plan;

(xiv)	the winding up, liquidation, dissolution or reorganization of any Group Company;

(xv)	entering into a contract or commitment by any Group Company involving in the aggregate more than US$25 million (or the equivalent in any other currency) in expenditure or commitment (in cash or other property) over the term thereof;

(xvi)	the formation of, or entry into, any subsidiary, joint venture or other strategic investment by any Group Company which would constitute a material change in scope, nature and/or activities of any Group Company;

(xvii)	issuance of any equity security or convertible debt instrument of any Group Company to any Person (other than TVB, Intelsat or any Affiliate of either thereof); or

(xviii)	any public offering of Shares or the listing of the Shares;

provided, however, that, for the avoidance of doubt, if any action or transaction is contemplated by a Business Plan (including any budget, capital contribution or call or financing) adopted by TVB and Intelsat, then no additional approval is required by this Section. Notwithstanding clause (xi) above, the initiation or settlement of a lawsuit, arbitration or administrative proceeding involving either Channels Supply Agreement or the Satellite Capacity Agreement, as applicable, shall not require the consent of the Shareholder who is, or whose Affiliate is, a party to such agreement.

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Asterisks ("**") indicate omitted material.

     2.9.     Confidentiality Agreement.

     (a)     At all times during the term of this Agreement, each Shareholder will keep, and shall cause, its agents and representatives (collectively the “Representatives” of such Shareholder) to keep, all Confidential Information strictly confidential and will not, directly or indirectly, disclose, use or exploit such information for any purpose other than the good faith management of the business and affairs of the Group Companies. As used herein, “Confidential Information” means any information, documents or data in any form that may contain non-public information relating to any Group Company, any Shareholder or any Affiliate of any Shareholder or the business affairs thereof, including technical information, data, processes and methodologies, trade secrets, market analyses, pricing information, customer lists, research, software, general know-how, designs and commercial and other proprietary or confidential information or data and any financial results or information; provided, however, that “Confidential Information” does not include information that is within the public domain (other than as a result of the actions of a party hereto disclosing or seeking to disclose the same) or information that was known by a party prior to the disclosure thereof by a Group Company, so long as such party can provide reasonably satisfactory evidence of such prior knowledge. The parties acknowledge that certain Confidential Information may be contained in, or disclosed pursuant to, proposals, applications or other materials from time to time relating to Pay TV License, the Satellite Up-link License, the FTNS License, and the Company Business. The parties agree that the Group Companies may make such disclosures to the extent the Group Company reasonably determines such disclosure to be beneficial to the conduct or objectives of the Company Business; provided, however, that the Group Company shall, to the extent permitted and practicable, use its best endeavors to cause such Confidential Information to treated confidentially.

     (b)     Except for disclosure by a Shareholder to such Shareholder’s legal counsel, accountants or financial or tax advisers who have a need to know such information, no Shareholder will disclose or shall permit any of its Representatives to disclose any Confidential Information to any Person or entity without prior written consent of other Shareholders and the Company, and any disclosure by a Shareholder of any Confidential Information to any legal counsel, accountant or tax adviser will be made only after such persons have been advised of the confidential nature of such information. Nothing in this Agreement shall prevent any party from disclosing any Confidential Information (i) to the extent required by law, rule or regulation (including without limitation the regulations of and agreements with securities regulatory authority or any stock exchange on which such the securities of such party or its Affiliates may be listed), (ii) as necessary in connection with any arbitration proceeding or legal action between the parties, or (iii) as reasonably necessary to effect a sale of its interest in the Company in accordance with the terms of this Agreement; provided, however, that, in the case of any disclosure pursuant to clause (iii), the party seeking to disclose such information shall inform the Company and the other Shareholders thereof and shall obtain from the party to whom such disclosure is proposed to be made a confidentiality agreement in form and substance reasonably prescribed by the Board of Directors.

     (c)     None of the Shareholders or the Company shall issue a press release or other public announcement of the transactions or relationship contemplated hereby or the investment by any party in the Company or the Company Business without the consent of the other parties,

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Asterisks ("**") indicate omitted material.

which consent shall not be unreasonably withheld or delayed. Each party shall cooperate with respect to the content of any such press release or public announcement and coordinate the release or dissemination thereof with the other parties.

ARTICLE 3.     RESTRICTIONS ON TRANSFER

     3.1.     General.

     (a)     The Shareholders agree that during the term of this Agreement, no Shareholder shall sell, exchange, assign, transfer, pledge, hypothecate or otherwise encumber or permit to be encumbered, give or otherwise dispose of, whether any such disposition shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, order, rule or regulation of any administrative body (any of said acts being hereinafter referred to as “disposed of” or as a “disposition”) any of the Shares now or hereafter owned by such Shareholder, except in accordance with the provisions of this Agreement, and the Company agrees that it will not transfer or recognize any disposition of Shares except in compliance with this Agreement. The Shareholders acknowledge that the Change of Control of a Shareholder or of the Person that owns 50% or more of the outstanding voting equity securities of such Shareholder shall constitute a “disposition” or “sale” of the Shares for purposes of this Section 3.1 and Section 3.2 below and the Shareholder so affected by the Change of Control shall promptly give written notice to the other Shareholder.

     (b)     Either TVB or Intelsat (a “Transferor”) may transfer any Shares owned by it to any Affiliate of such Transferor; provided, however, that (i) upon and after such transfer, the Transferor shall remain liable to cause the transferee Affiliate to perform and observe all of the agreements of the Transferor under this Agreement; (ii) the Transferor shall be deemed to have retained the right to re-acquire the Shares so transferred to such transferee Affiliate without consideration, which right shall be deemed automatically exercised upon any divestiture by such Transferor of a controlling interest in such transferee Affiliate; and (iii) such transferee Affiliate shall, at the time of such transfer, furnish a written agreement to and for the benefit of each of the parties to this Agreement pursuant to which such transferee acknowledges and agrees to the provisions of this clause.

     (c)     Subject to the Right of First Refusal described in Section 3.2 below, Intelsat may transfer up to 25% of the Shares initially issued to it on the Closing Date to any Person without the prior consent of TVB.

     (d)     During the period from the Closing Date until the fifth anniversary of the Closing Date (“Lock-in Period”), neither Shareholder shall dispose of any Shares without the prior written consent of the other Shareholder and such disposal if consent is given by the other Shareholder is subject to the right of first refusal as provided in Section 3.2 below, except as contemplated by Section 3.1(b) above or as elsewhere expressly contemplated by this Agreement.

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Asterisks ("**") indicate omitted material.

     3.2.     Right of First Refusal.

     (a)     Except as provided in clause (e) below, if, at any time following the Lock-In Period, a Shareholder (“Offeror”) agrees upon or enters into a bona fide arrangement with a third party (“Third Party Purchaser”) to sell to such Third Party Purchaser all or a portion of the Company’s Shares held by such Offeror, then the Offeror shall first offer such Shares (“Offered Shares”) to the other Shareholder if more than one, on a pro-rata basis (“Offeree”). Such offer shall be made by written notice (“Offer Notice”) delivered to the Offeree and specifying the number of Offered Shares, the offering price per share offered to and agreed upon by the Third Party Purchaser and the Offeror and any other terms and conditions of such offer that were agreed upon by the Third Party Purchaser and the Offeror. If any part of the price contemplated to be paid by the Third Party Purchaser to purchase the Offered Shares consists of property or assets other than cash, then the Offer Notice shall also set forth such Offeror’s good faith and reasonable estimate of the cash value of such consideration and the manner by which such estimate was determined. If the Offeree disputes the Offeror’s estimate, the Offeror shall obtain at its expense an appraisal of the Offered Shares conducted by a mutually agreed upon independent appraisal firm. If the Shareholders are unable to agree upon such appraisal firm, then either Shareholder may request that the President of the Hong Kong Society of Accountants specify or recommend an independent appraiser, and any Person so specified or recommended shall thereupon become the independent appraiser hereunder.

     (b)     The Offeree shall have the right (“Right of First Refusal”) to accept such offer and to purchase (itself or through an Affiliate) all, but not less than all, of such Offered Shares at the price and upon the terms and conditions set forth in such Offer Notice.

     (c)     Within thirty (30) days of its receipt of the Offer Notice or, as applicable, the determination of the appraised value in the case of non-cash consideration or a Change of Control (“Notice Period”), the Offeree shall respond to the Offeror by giving the Offeror written notice (“Reply Notice”) specifying whether the Offeree intends or declines to exercise the Right of First Refusal. If the Offeree specifies in its Reply Notice that it intends to exercise the Right of First Refusal (“Acceptance Notice”), then a binding agreement for the sale and purchase of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice shall automatically be deemed to exist between the Offeror and the Offeree, and such sale and purchase shall be consummated no later than 30 calendar days after the delivery of such Acceptance Notice (“Completion Date”).

     (d)     If the Offeree has not timely delivered a Reply Notice to the Offeror or if, because of the actions or inactions of the Offeree, the purchase and sale has not occurred within the 30-day period contemplated by clause (c) above, then the Offeree shall be deemed to have waived its Right of First Refusal and the Offeror shall have the right to sell the Offered Shares to the Third Party Purchaser upon the terms and conditions set forth in the Offer Notice; provided that such sale and purchase is consummated (i) within 15 days following the last day of the Notice Period or, (ii) if a Completion Date has been determined, within 15 days following such Completion Date.

     (e)     Notwithstanding the foregoing, (i) the disposition of Shares by a Shareholder to an Affiliate pursuant to Section 3.1(b) above shall not be subject to the Right of First Refusal of

15	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

the other Shareholder hereunder, and (ii) no Shareholder shall be required to give a Right of First Refusal to any other Shareholder that owns fewer than 25% of the outstanding Shares at the time the Offer Notice would otherwise be given hereunder.

     (f)     In connection with any such disposition of Shares pursuant to this Section 3.2, the disposing Shareholder or such Affiliate shall deliver to the other Shareholder a true and complete copy of all agreements relating to such transaction in order to enable the other Shareholder to verify compliance with this Section 3.2; provided, however, that, the other Shareholder will treat such agreements and their contents as Confidential Information, as provided in Section 2.9 above.

     (g)     The Parties agree that the foregoing Right of First Refusal provisions shall also apply in the case of any direct or indirect Change of Control of a Shareholder (the “Controlled Shareholder”); provided that they shall not apply to any Change of Control of the TVB Sponsor or the Intelsat Sponsor. In that case, such proposed Change of Control shall be deemed an offer by the Controlled Shareholder to sell its Shares of the Company to the Offeree for the fair market value of such Shares; provided, however, that the purchase price payable for the Shares by the Offeree shall be determined at the Controlled Shareholder’s expense by a mutually agreed upon appraisal firm. If the Shareholders are unable to agree upon such appraisal firm, then either Shareholder may request that the President of the Hong Kong Society of Accountants specify or recommend an independent appraiser, and any Person so specified or recommended shall thereupon become the independent appraiser hereunder.

     3.3.     Tag Along.

     (a)     Subject to Section 3.1(d), if either Shareholder or any Affiliate thereof (the “Selling Party”) shall enter into any contract or transaction involving the disposition of its Shares to a third party that is not an Affiliate (“Disposition”), then the Selling Party shall give notice thereof (“Disposition Notice”) to the other Shareholder (the “Tag Along Party”) at least thirty (30) days prior to the consummation of such transaction. Such Disposition Notice shall describe the Disposition in reasonable detail and shall set forth a description of the price per Share at which the Shares owned by the Selling Party are proposed to be disposed of pursuant thereto. If any part of the price contemplated to be received by the Selling Party in respect of the Shares held by it consists of property or assets other than cash, then such notice shall also set forth the Selling Party’s good faith and reasonable estimate of the cash value of such consideration and the manner by which such estimate was determined.

     (b)     Upon the receipt of such Disposition Notice from the Selling Party, the Tag Along Party shall have the right (“Tag Along Right”) to participate in the Disposition by disposing of such number of its own Shares as provided below, in the manner set forth below, and at the same price per Share and otherwise on the same terms and conditions as set forth in the Disposition Notice.

     (c)     The number of Shares that the Tag Along Party shall be entitled to include in the Disposition shall equal the product of (i) the total number of Shares proposed to be disposed of in such transaction, times (ii) a fraction, the numerator of which shall be the number of Shares

16	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

held by the Tag Along Party and the denominator of which shall be the total number of Shares held by TVB (and its Affiliates) and Intelsat (and its Affiliates), in each case rounded to the nearest whole number of Shares.

     (d)     Within ten (10) days of its receipt of the Disposition Notice, the Tag Along Party shall respond to the Selling Party by giving the Selling Party written notice specifying whether the Tag Along Party intends or declines to exercise the Tag Along Right. If the Tag Along Party specifies in such notice that it intends to exercise the Tag Along Right (“Tag Along Notice”), then a binding agreement for the sale and purchase of the Tag Along Party’s Shares at the price and on the terms and conditions set forth in the Disposition Notice shall automatically be deemed to exist between the Selling Party and the Tag Along Party, and such sale and purchase shall be consummated contemporaneously with the consummation of the Disposition.

     (e)     If the Tag Along Party has not delivered such notice to the Selling Party, then the Tag Along Party shall be deemed to have waived its Tag Along Right and the Selling Party shall have the right to consummate the Disposition upon the terms and conditions set forth in the Disposition Notice.

     (f)     Notwithstanding anything contained herein to the contrary, the Selling Party shall, in addition to complying with the provisions of this Section 3.3, comply with the provisions of Section 3.2 (it being understood that the Section 3.2 Offer Notice and the Section 3.3 Disposition Notice may be included in a single notice), and each Selling Party, prior to transferring any Shares in accordance with this Section 3.3, shall comply with the provisions of Section 3.2.

3.4.     Legends. Each certificate representing Shares shall have endorsed on its face the following legend:

“The shares represented by this certificate have not been registered under the securities laws of any country.”

“The sale, transfer, pledge or other disposition of the shares represented by this certificate is restricted by, and such shares are subject to the provisions of, the Subscription and Shareholders Agreement dated as of •20 February 2003, a copy of which is on file at the office of the Company and the provisions of which are incorporated herein by reference.”

A copy of this Agreement shall be delivered to the Secretary of the Company immediately after execution and delivery hereof by the parties hereto, and shall be made available for inspection by the Shareholders at the registered office of the Company. Each Shareholder agrees that, concurrently with the execution and delivery of this Agreement, it shall deliver all certificates representing Shares owned by it to the Secretary of the Company in order that the legend set forth above may be imprinted thereon. The Company undertakes to endorse on the certificates representing any Shares issued to the Shareholders after the date hereof the legend set forth above.

     3.5. Rights of Future Holders and Transferees. Automatically upon the transfer of Shares or upon the occurrence of any other permitted transfer or issuance of Shares hereunder, the purchaser or acquirer of such Shares shall become a “Shareholder” within the meaning of

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Asterisks ("**") indicate omitted material.

this Agreement, and shall become entitled to the rights and benefits, and subject to the terms, conditions and restrictions set forth in this Agreement. Any such purchaser or acquirer of Shares (including any Affiliate of any Shareholder that acquires any Shares) and the transferor Shareholder thereof shall be required, as a condition precedent to the effectuation of such transfer, to execute and deliver a joinder agreement in such form as shall be prescribed by the Board of Directors of the Company pursuant to which (i) such purchaser or acquirer agrees to assume and to be bound by all of the obligations and terms of this Agreement, and (ii) the transferor Shareholder agrees to remain liable for any actions or events occurring prior to the date of transfer and to indemnify the Company for any costs or taxes relating to such transfer.

     3.6.     Articles. At such time as any restrictions on transfer in this Agreement shall be modified or cease to be in effect, the Shareholders shall procure that any equivalent restrictions in the Memorandum and Articles of Association of the Company are deleted therefrom or modified accordingly.

ARTICLE 4.     ISSUE OF NEW SHARES

     4.1.     Pre-emptive Rights. Subject to Section 2.3(b) above, any unissued Shares in the capital of the Company from time to time shall, before they are issued or offered to any Person, be offered to each Shareholder in proportion to such Shareholder’s Applicable Portion (and such offer shall be at the same price and on the same terms to each such holder). Such offer shall be made by notice specifying the number of Shares offered, the Applicable Portion of the relevant Shareholder, the price per share and limiting a period (not being less than 30 days) within which the offer, if not accepted, will be deemed to be declined and after the expiration of such period the Company shall offer the Shares so declined to the Shareholders who have, within the said period, accepted all the Shares offered to them in the same manner as the original offer and limited by a period of not less than 14 days. If any Shares comprised in such further offer are declined, or deemed to be declined such further offer shall be withdrawn in respect of such Shares. At the expiration of the time limited by the notice(s) the Company shall allot the Shares so offered to or amongst the Shareholders who have notified their willingness to take all or any of such Shares in accordance with the terms of the offer. None of the Shareholders shall be obliged to take more than the maximum number of Shares it has indicated its willingness to take.

ARTICLE 5.     REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

     5.1.     Intelsat’s Representations and Warranties. Intelsat hereby represents and warrants for the benefit of the Company and TVB as follows:

     (a)     Intelsat is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all necessary power and authority to own all of its properties and assets and to carry on its businesses as now conducted. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Intelsat and all other necessary action on the part of Intelsat (and to the extent necessary, its Affiliates).

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Asterisks ("**") indicate omitted material.

     (b)     The execution, delivery and performance by Intelsat of this Agreement and the other Transaction Documents to which it is a party do not and will not (a) conflict with or result in any breach of, constitute a default (with or without notice, lapse of time, or both) under, result in a violation of, or give any third party any right to accelerate any obligation under any contract to which Intelsat or any Affiliate thereof is a party or by which any of its assets are bound, or (b) violate any provisions of any order, arbitration, award, law or regulation to which it or any Affiliate thereof is subject, or (c) conflict or result in any violation of its Certificate of Incorporation or Bylaws.

     (c)     The execution, delivery and performance by Intelsat of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any provisions of any contract, court order, arbitration, award, law or regulation, to which it is subject.

     (d)     No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery by Intelsat of this Agreement or the other Transaction Documents to which it is a party, or the consummation by Intelsat of the transactions contemplated hereby, and no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority on the part of Intelsat is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby;

     (e)     This Agreement and the other Transaction Documents to which Intelsat is a party have been duly executed and delivered by it and constitute the valid and legally binding agreements of Intelsat, enforceable against it in accordance with their terms.

     5.2.     TVB’s Representations and Warranties. TVB hereby represents and warrants for the benefit of Intelsat, subject to the Disclosure Schedule, as set forth in Annex 2 attached hereto, which is incorporated by this reference into this Agreement with the same effect as if set fort in its entirety herein.

     5.3.     The Company’s Representations and Warranties. The Company hereby represents and warrants the following:

     (a)     the Company is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has all necessary power and authority to own all of its properties and assets and to carry on its businesses as now conducted;

     (b)     The execution, delivery and performance of by the Company of this Agreement and the other Transaction Documents to which it is a party do not and will not (a) conflict with or result in any breach of, (b) constitute a default (with or without notice, lapse of time, or both) under, (c) result in a violation of, or (d) give any third party any right to accelerate any obligation under any contract to which the Company is a party or by which any of its assets are bound or violate any provisions of any order, arbitration, award, law or regulation to which it is subject (including without limitation any securities laws) or conflict or result in any violation of its Articles of Association or Bylaws;

     (c)     no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with

19	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated hereby, and no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby;

     (d)     this Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by it and constitute the valid and legally binding agreements of the Company, enforceable against it in accordance with the terms;

     (e)     the Company has an authorized capital of HK$1,250,000,000 consisting of 1,250,000,000 ordinary shares, par value HK$1.00 per share, none of which has been issued at the date hereof;

     (f)     the Company has all requisite corporate power and authority to execute, deliver and perform this Agreement, and each other document or instrument executed by it in connection herewith, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the issuance of the Subscription Shares, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Company;

     (g)     all authorizations, approvals and consents necessary to enable the Subscription Shares to be allotted and issued by the Company to the Shareholders and/or their nominee(s) have been obtained;

     (h)  upon the issuance of the Subscription Shares to Intelsat and TVB, each of the Subscription Shares shall be duly and validly issued and allotted in accordance with the laws of Hong Kong, fully-paid and non-assessable, rank pari passu in all respects, and Intelsat and TVB shall own 51% and 49% of the issued Shares, respectively;

     (i)     the Subscription Shares will on allotment and issue be free from all Liens;

     (j)     there is no agreement in effect (other than this Agreement) which grants to any Person the right to call for the allotment, issue or transfer of any of the Shares or other securities of the Company, or which restricts the allotment, issuance or transfer of Shares or other securities;

     (k)     The Company has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency law, or other debtor relief law, and no other liquidator has been appointed of the Company or of all or any substantial part of its properties.

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Asterisks ("**") indicate omitted material.

     (l)     the Company shall provide each director with access to all materials, financial or otherwise, provided to other members of the Board of Directors generally.

     5.4.     Indemnification by TVB.

     (a)     TVB shall be liable for, indemnify Galaxy, the Company, Intelsat and its Affiliates for, hold Galaxy, the Company, Intelsat and its Affiliates harmless from, and reimburse Galaxy, the Company, Intelsat and its Affiliates for, any and all Intelsat Damages (as defined in Section 5.4(b)) in the manner and to the extent set forth below in this Article.

     (b)     The term “Intelsat Damages” shall mean all losses, costs, expenses (including reasonable attorney’s fees and expenses), fees, liabilities and damages sustained by Intelsat, any Affiliate of Intelsat, the Company or Galaxy:

(i)	arising from any misrepresentation or breach of warranty by TVB contained in or made pursuant to this Agreement (including Annex 2 hereto) or any other Transaction Document or in any certificate or agreement delivered to Intelsat pursuant to or in connection with this Agreement or any other Transaction Document;

(ii)	resulting from a default in the performance of any of the agreements or obligations of TVB in this Agreement or in any other Transaction Document; or

(iii)	arising from or in connection with any claim by AAP or other Person in connection with the AAP Agreements or any liabilities and costs incurred in the performance or termination of the AAP Agreements, including without limitation Claim No. HQ02X02137, filed in the Supreme Court of England & Wales; provided, however that TVB shall not be obligated to indemnify any party against any liabilities or costs incurred and paid in full by Galaxy prior to the Closing Date or in respect of any satellite network monitoring and control services required to be provided by Galaxy to AAP free of charge or below market price as part of any settlement agreement with AAP.

Notwithstanding anything to the contrary provided herein, TVB shall not be required to pay any Intelsat Damages of the kind defined in Section 5.4(b)(i) (misrepresentation or breach of warranty) unless the claim for such Intelsat Damages is made by Intelsat and received by TVB in accordance with the provisions hereof prior to the third anniversary of the date of this Agreement.

     5.5.     Indemnification by Intelsat.

     (a)     Intelsat shall be liable for, indemnify Galaxy, the Company, TVB and its Affiliates for, hold Galaxy, the Company, TVB and its Affiliates harmless from, and reimburse Galaxy, the Company, TVB and its Affiliates for, any and all TVB Damages (as defined in Section 5.5(b)) in the manner and to the extent set forth below in this Article.

21	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

     (b)     The term “TVB Damages” shall mean all losses, costs, expenses (including reasonable attorney’s fees and expenses), fees, liabilities and damages sustained by TVB, any Affiliate of TVB, the Company or Galaxy:

(i)	arising from any misrepresentation or breach of warranty by Intelsat contained in or made pursuant to this Agreement or any other Transaction Document or in any certificate or agreement delivered to TVB pursuant to or in connection with this Agreement or any other Transaction Document; or

(ii)	resulting from a default in the performance of any of the agreement or obligations or Intelsat in this Agreement or in any other Transaction Document.

Notwithstanding anything to the contrary provided herein, Intelsat shall not be required to pay any TVB Damages of the kind defined in Section 5.5(b)(i) (misrepresentations or breach of warranty) unless the claim for such TVB’s Damages is made by TVB and received by Intelsat in accordance with the provisions hereof prior to the third anniversary of the date of this Agreement.

     5.6.     Legal Proceedings; Recovery; Notice.

     (a)     If any legal proceeding shall be instituted or any claim or demand made, against an indemnified party by a third party in respect of which an indemnifying party may be liable hereunder, the indemnified party shall give prompt written notice thereof to the indemnifying party; provided, however, that no delay in the giving of any such notice shall impair the right of an indemnified party to seek or to recover Intelsat’s Damages or TVB’s Damages hereunder, except to the extent the indemnifying party was prejudiced by such delay. The indemnifying party, at its expense, may participate in and, with the consent of the indemnified party, direct any such legal proceeding and the negotiation and settlement of any such claim or demand; provided, however, that, with respect to any third party claim for money damages only, the indemnifying party may settle such claim without the consent of the indemnified party so long as the indemnifying party undertakes to pay the entire amount of such settlement in accordance with the terms thereof. The indemnified party shall have the absolute right, in its sole discretion and without the consent of the indemnifying party, to settle any such legal proceedings, claim or demand; provided, however, that if the indemnified party shall so settle without the consent of the indemnifying party, the indemnifying party shall be discharged from any liability hereunder with respect to the proceeding, claim or demand so settled.

     (b)     TVB and Intelsat shall consult and use their reasonable efforts to cooperate in resolving questions regarding Intelsat Damages or TVB Damages. If either TVB or Intelsat shall believe that it has a claim under this Article, each party shall give notice of such claim to the other party, specifying in reasonable detail the nature of the Intelsat Damages or the TVB Damages for which payment is claimed and the amount payable in respect thereof.

     5.7.     Interest, Claims and Limitations on Claims For Damages. Interest shall accrue on the unpaid amount of any Intelsat Damages or TVB Damages payable by the Parties, as

22	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

applicable, from and including the 30th day following the date on which the indemnified party gives notice of its claim therefor pursuant to Section 5.6(a) and such interest shall continue to accrue to but excluding the date it is paid at the rate per annum equal to prime lending rate (or equivalent) announced at the time of such loan by Citibank N.A., plus a margin of 1.5% (calculated on the basis of the actual number of days elapsed and a year of 360 days and compounded annually).

ARTICLE 6.     AGREEMENTS RELATING TO BUSINESS PLANS AND CAPITAL

     6.1.     Business Plans and Capital.

     (a)     The Parties have jointly prepared and agreed upon a three-year budget and business plan covering the period of the first three years of Galaxy’s Pay TV Business and Teleport Business operations following the Closing Date (the “3-Year Business Plan"), including a plan for the design, procurement and construction of the Network and the Stations, a budget for such period, projected sources and uses of cash for such period (including the nature, amount and timing of any capital contributions or financing required for such period). Intelsat and TVB shall cooperate with each other and with the Company to ensure that Galaxy’s Pay TV Business and Teleport Business are conducted in accordance with the 3-Year Business Plan during such period, as may be modified from time to time by written agreement of the Shareholders.

     (b)     Prior to the commencement of each fiscal year of Galaxy, the management team shall submit to the Company’s Board of Directors for its review and approval a detailed business plan covering the next fiscal year (each, an “Annual Business Plan"). The plan for fiscal year 2003 shall be submitted within 90 days after the Closing Date. Each Annual Business Plan shall include a budget for the period covered thereby, the projected sources and uses of cash for such period (including the nature, amount and timing of any capital contributions or financing required for such period), a strategic analysis of the Company Business and such other matters as the Shareholders or the Board of Directors shall specify. If the Board of Directors approves any Annual Business Plan, then the Company shall endeavor to conduct the Company Business in accordance therewith for the period covered thereby.

     (c)     TVB and Intelsat shall use reasonable, good faith, efforts to agree upon an annual operating budget for the Group Companies, and each agrees that any objections it may raise or positions it may take with respect to particular budget items must be based on valid business reasons and may not be arbitrary and capricious. If TVB and Intelsat are unable to agree on an annual budget for any Group Company: (a) with respect to any given fiscal year during the three-year period following the Closing, such Group Company shall be operated in accordance with the budget that corresponds to the applicable period in the 3-Year Business Plan; (b) with respect to any year after the three-year period following the Closing, such Group Company shall operate in accordance with a budget based upon 110% of the historical costs and expenditures actually incurred during the prior 12-month period; and (c) in the event that after the initial three-year period TVB and Intelsat are unable to agree on an annual budget for any Group Company consecutively for three years (a “Budget Disagreement”), then either Shareholder may initiate the deadlock resolution procedures set forth in Article 10 below.

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Asterisks ("**") indicate omitted material.

ARTICLE 7.     LISTING

     7.1.     Listing Undertaking.

     (a)     The Company shall use its reasonable best endeavours to seek a listing (“Public Listing”) of its ordinary shares on The Stock Exchange of Hong Kong Limited and/or any other international stock exchange of equal or better standing as soon as the Board of Directors determines that market circumstances and the Company’s commercial operations and financial requirements make such a listing desirable and likely to be successful.

     (b)     In connection with a Public Listing, the Company may issue new Shares and the Shareholders may cause the Shares held by them to participate in the Public Listing, in each case, on such terms and in such amounts as the Shareholders shall agree at the time of the Public Listing. The Parties agree that the issuance of new Shares pursuant to any such Public Listing shall not be subject to the Parties’ pre-emptive rights set forth in Section 4.1 above.

ARTICLE 8.     OTHER AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS

     8.1.     Agreements of the Company.

     The Company hereby agrees as follows:

     (a)     On the Closing Date, it shall record the issuance and ownership of the Shares in the name of the Shareholders in the share register of the Company, which share register shall thereupon reflect TVB and Intelsat as holders of 49% and 51% of the issued Shares, respectively.

     (b)     It will not register any transfer of Shares owned by any Shareholder without requiring reasonably satisfactory proof of the compliance of such transfer with the terms and restrictions in this Agreement, and any such evidence shall be reasonably satisfactory to all of the Shareholders.

     (c)     It will keep on file at its registered office a copy of this Agreement, which will be made available to any Shareholder for inspection upon request.

     (d)     The Company shall not issue any Shares in bearer form.

     (e)     The fiscal year of the Company shall end on December 31 of each year, and the financial accounts of the Company shall be kept in accordance with Hong Kong generally accepted accounting principles as in effect from time to time, and will be audited annually.

     (f)     The Company shall procure Galaxy to assume the Teleport Loan and repay the amount outstanding thereunder according to the following schedule and as set forth in that certain Promissory Note executed by Galaxy of even date herewith:

24	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Date of Repayment	Principal and Interest Amount

4th Anniversary of Closing Date	HK$70 million
5th Anniversary of Closing Date	HK$94.202 million

provided, however, that, if a Public Listing is completed prior to the repayment of the Teleport Loan, then the Teleport Loan shall be repaid by the Company (or the entity that is listed as a result of such Public Listing) at the date the proceeds of such Public Listing are received. Commencing as of the Closing Date, interest shall accrue on the outstanding principal amount of the Teleport Loan at a rate per annum of 8.0% compounded annually (which interest is reflected in the above table). Interest shall accrue on the basis of the actual number of days elapsed in a 360-day year. Galaxy may prepay the principal of the Teleport Loan, together with all interest accrued thereon through the date of repayment, at any time without premium or penalty.

     8.2.     Management Reports; Access and Information.

     (a)     Not less frequently than once each fiscal quarter of the Company, senior management of the Company shall present to the Shareholders regular reports on the management and results of the Company Business, including any design, installation or construction of the network, and any marketing, sales and financial results.

     (b)     Subject to Section 2.9 above, the Shareholders shall cause the Company to take all necessary action to allow each Shareholder the right to reasonable access during normal business hours to the senior management, properties, books and records of the Company and any Subsidiary for purposes of enabling such Shareholder to prepare its tax returns or financial information or for any other legitimate purpose.

     (c)     Subject to Section 2.9 above, the Company shall furnish to the Shareholders the following financial statements:

(i)	within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with US GAAP and Hong Kong SSAP and certified by the Company’s independent public accountants; and

(ii)	within 30 days after the end of each fiscal month of the Company, an unaudited balance sheet of the Company and its Subsidiaries as of the end of such fiscal month and the related unaudited statements of income, stockholders’ equity and cash flows for the fiscal month then ended, prepared in accordance with US GAAP and Hong Kong SSAP, except for the absence of notes thereto and subject to normal recurring year end adjustments which will not be material in nature or amount, and certified by the chief financial officer of the Company.

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     (d)     Subject to Section 2.9 above the Shareholders shall cause the Company and any of the Subsidiaries to prepare and deliver to, any Shareholder such other financial information or other information concerning the business of the Company and any Subsidiary as such Shareholder may reasonably request.

     (e)     Subject to Section 2.9 above, the Shareholders shall cause the Company and any Subsidiary to furnish as promptly as practicable to any Shareholder, upon request, such information and assistance as is reasonably necessary for the preparation or filing of such Shareholder’s tax returns, the making of any election related to taxes, the preparation for any audit by any tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return.

     8.3.     PRC Business. The Shareholders shall use all reasonable efforts to pursue the PRC Business as soon as the PRC regulatory regime and commercial circumstances permit. In the event that the Company, its Subsidiary or investment vehicle obtains permission to provide pay television services in Guangdong Province or applicable law permits the Company or a Subsidiary to apply to provide such services: (i) the Shareholders shall use all reasonable efforts to work together in good faith to prepare the PRC Business Plan for consideration by the senior management of each Shareholder; and (ii) TVB (or any of its Affiliates) shall license the News Channel, Entertainment Channel, Children/Family Channel, TVB8 Channel and Xing He Channel supplied under the Channels Supply Agreement to such Subsidiary for distribution in Guangdong Province on terms and conditions to be agreed between such Subsidiary and TVB, provided that such terms and conditions shall be consistent with the parameters set forth in Annex 5 hereto. If TVB (or any of its Affiliates) licenses the News Channel, Entertainment Channel, or Children/Family (or substantially all of the programming contained therein as a package) to any broadcaster, cable TV system or other service provider (including an ISP) for broadcasting or distribution in the PRC during the term of the Channels Supply Agreement, the Company shall share 15% of the Net Revenues received by TVB from such other distributor(s) (or advertisers) during the term of the Channels Supply Agreement.

     8.4.     Non-Competition.

     (a)     The Company or its Subsidiary shall be the Shareholders’ and their respective Affiliates’ preferred vehicle to conduct and hold all of their pay television activities and businesses in Hong Kong (“Exclusive Territory”). During the 10-year period following the Closing Date, the Company or a Subsidiary thereof shall be the Shareholders’ preferred investment or joint venture partner for providing satellite-delivered pay television services in Guangdong Province. Upon the Company’s or its Subsidiary’s receipt of (i) approval from the relevant regulatory authority to provide pay television services in Guangdong Province; and (ii) a license from TVB for distribution of the News Channel, Entertainment Channel, Children/Family Channel, TVB8 Channel and Xing He Channel under the Channels Supply Agreement in Guangdong Province, the Exclusive Territory shall be expanded to include Guangdong Province, provided that any then-existing licensing arrangements of TVB (or any of its Affiliates) related to distribution of programming in Guangdong Province shall not be restricted or affected by this clause. The Parties acknowledge that the preceding clauses do not prohibit any equity investment arrangement or activity by Intelsat or TVB (or any of their respective Affiliates) in a pay television service business in Guangdong Province whether

26	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

currently existing or hereafter effected, provided that such entity shall use all reasonable efforts to permit Galaxy or its Subsidiary to co-invest in such venture.

     (b)     Subject to Section 8.4(c) below:

(i)	Intelsat agrees that, so long as it and its Affiliates together hold 25% or more of the Shares or otherwise so long as the Satellite Capacity Agreement remains in effect (“Intelsat Restricted Period”), neither Intelsat nor any of its Affiliates shall, directly or indirectly, engage in, or have any ownership interest in any Person that is engaged in, the Pay TV Business or in any business activity that competes with the Pay TV Business, including any fee-for-service television provider or network or ISP service, whether based on satellite, fiber, cable or over-the-air transmission, in the Exclusive Territory (such Pay TV Business or competitive business activity in the Exclusive Territory hereinafter being referred to as a “Restricted Business”); and

(ii)	TVB agrees that, so long as it and its Affiliates together hold 25% or more of the Shares or otherwise so long as the Channels Supply Agreement remains in effect (“TVB Restricted Period”), neither TVB nor any of its Affiliates shall, directly or indirectly, engage in, or have any ownership interest in any Person that is engaged in, a Restricted Business.

     (c)     Notwithstanding provisions in Section 8.4(b) above:

(i)	nothing herein shall affect or restrict TVB’s or its Affiliates’ existing or future terrestrial free-to-air television broadcast operations licensed by the Hong Kong Government or the ability of Intelsat or its Affiliates to provide satellite capacity to any customer in which Intelsat doses not take or hold an equity interest; or

(ii)	either Shareholder or any Affiliate thereof may acquire an ownership interest in a Person engaged in the Restricted Business during the Intelsat Restricted Period or TVB Restricted Period, as applicable, if such ownership arises as a result of the acquisition of a business entity that conducts such Restricted Business prior to the time of such acquisition, and such Restricted Business of the acquired entity did not, for the fiscal year of the acquired business entity preceding such acquisition represent more than 10% of the aggregate revenues of such entity during the fiscal year preceding the date of such acquisition.

     (d)     The parties agree that the provisions of this Section are a material part of this Agreement and the transactions contemplated hereby. Each Shareholder agrees and acknowledges that (i) any breach of the provisions of this Section will cause immediate, irreparable and continuing harm to the Company and the other Shareholder and that such harm is not compensable by money damages, (ii) in the event of any such breach, the Company and the other Shareholders shall be entitled to immediate and permanent injunctive or other equitable

27	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

relief from any court of competent jurisdiction restraining such breach and any further violation of this Section, and (iii) such injunctive relief shall be cumulative and in addition to any other right or remedy to which the Company or the Shareholders may be entitled.

     (e)     While the restrictions set forth in this Section are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions of the nature specified above may fail for reasons unforeseen, and, accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all circumstances for the protection of the Company or any Shareholder or for any other reason, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, then such restrictions shall apply with such modifications as may be necessary to make them valid, effective and enforceable.

ARTICLE 9.     TERM, EXPIRATION AND TERMINATION OF THE AGREEMENT

     9.1.     Term; Expiration. This Agreement shall become effective, legally binding and enforceable upon the execution and delivery hereof by all of the Parties hereto, and shall expire on the latest date permitted by applicable law, unless sooner terminated as provided herein.

     9.2.     Termination of the Agreement.

     (a)     This Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events:

(i)	upon the mutual agreement of the Shareholders;

(ii)	upon the dissolution, liquidation, or winding up of the Company;

(iii)	at such time as one Shareholder, together with its Affiliates, owns 90% or more of the Shares or owns less than 16% of the Shares; or

(iv)	by either Shareholder in the event of a Public Listing of the Company’s Shares, provided that the rights and obligations of the Shareholders in Section 2.6 (Board of Directors) shall survive the expiration or any termination of this Agreement for a period of five (5) years or such shorter period as TVB and Intelsat may mutually agree.

     (b)     Termination under this Article shall not relieve any Shareholder of any obligation or liability accrued hereunder prior to such termination or which arises by reason of such termination.

     (c)     The obligations of the Shareholders in Section 2.9 (Confidentiality), Section 8.2 (Management Reports; Access and Information), Article 11 (Arbitration and Jurisdiction), and Article 12 (Miscellaneous) hereof shall survive the expiration or any termination of this Agreement.

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ARTICLE 10.     DEADLOCK

     10.1. Deadlock.

     (a)     If TVB and Intelsat are unable to mutually agree upon any transaction or matter listed in Section 2.8 above or if there is a Budget Disagreement as described in Article 6, then such matter shall be considered a “disputed matter” which the Shareholders shall attempt to resolve in the manner hereinafter set forth in this Article 10.

     (b)     Within 10 days of the delivery by either Shareholder to the other of notice to do so, Intelsat shall designate a senior executive officer of the Intelsat Sponsor or an Affiliate, and TVB shall designate a member of the board of directors or a senior executive officer of the TVB Sponsor to convene a meeting to discuss and attempt to resolve the disputed matter in good faith, and such meeting shall occur within 10 days following such designation.

     (c)     If the disputed matter is not resolved as a result of such meeting, each Shareholder shall, within 10 days of the conclusion of such meeting, circulate to the other party a memorandum or other form of statement setting out its position on the disputed matter and reasons for adopting such position. Each memorandum or statement shall be distributed by the Shareholders to the person nominated by it pursuant to clause (b) above and shall direct such person to review and consider such memorandum or statement and to continue to discuss the disputed matter with the nominee of the other Shareholder and otherwise use his or her best endeavors to attempt to resolve the disputed matter.

     (d)     If the disputed matter relates to a Budget Disagreement as described in Article 6, which disagreement is not resolved by the written agreement of the Shareholders within 30 days after the delivery of the notice described in clause (b) above (such 30th day is herein called the “Resolution Deadline”), then the procedures set forth in Annex 6 shall apply.

ARTICLE 11.     ARBITRATION AND JURISDICTION

     11.1.     Dispute Resolution.

     (a)     Any claim, dispute, difference or controversy arising under or with respect to this Agreement (including any relating to the interpretation or validity of this Agreement, but excluding any dispute required to be resolved pursuant to Article 10, but not excluding any dispute involving the interpretation of enforcement of Article 10) shall be resolved by arbitration before a single arbitrator under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. All arbitration proceedings shall be conducted in the English language and shall take place in Singapore. The determination of the arbitrator shall be final and may be enforced in any court of competent jurisdiction. The arbitrator shall be empowered to issue a decree of specific performance pursuant to Section 11.2.

     (b)     Each Shareholder hereby (i) irrevocably agrees that any suit, action or proceeding relating to the enforcement of any award that may be rendered pursuant to arbitration hereunder may be instituted in, and submits itself and its property to the non-exclusive jurisdiction of, the courts of Hong Kong, and (ii) unconditionally and irrevocably waives and agrees not to assert,

29	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

by way of motion, as a defense, or otherwise, any claim to the effect that (A) it is not personally subject to the jurisdiction of the courts of Hong Kong, (B) such courts constitute an inconvenient forum, or (C) the venue of any suit, claim or proceeding is improper. The jurisdiction of the Hong Kong courts specified above is non-exclusive, and nothing herein shall affect the right of any party to bring any suit, action or proceeding in any court of competent jurisdiction.

     (c)     All costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing party in connection with any claim asserted in any arbitration proceeding commenced pursuant to this Section shall be borne by the party against whom the award is made.

     11.2.     Specific Performance The parties hereby acknowledge that it is impossible to measure in money the damages that will accrue to any party hereto by reason of a failure of any other party hereto to perform any of its obligations provided for in this Agreement. The parties hereto will be irreparably damaged in the event that this Agreement is not specifically enforced, and in any suit, action or proceeding commenced pursuant to this Agreement an aggrieved party shall be entitled to a decree of specific performance to enforce the terms hereof. Such remedy, however, shall be cumulative and not exclusive and shall be in addition to any other remedy that any party shall have hereunder.

ARTICLE 12.     MISCELLANEOUS

     12.1.     Assignment, Etc. This Agreement (a) may not be assigned by any of the Parties (other than an assignment by a Shareholder to an Affiliate of such Shareholder in connection with a transfer of Shares to such Affiliate under Section 3.1(b)) without the prior written consent of all other parties hereto, (b) shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the parties, and (c) shall be binding upon any transferee who has received any Shares in accordance with the provisions of this Agreement. Any purported assignment of this Agreement or transfer or purported transfer of Shares owned by the Shareholders in violation of the provisions of this Agreement shall be null and void and of no force or effect.

     12.2.     Notices. All notices, consents, requests and other communications provided for in, or effected under, this Agreement shall be in writing and shall be delivered and effective as follows: (a) delivered by hand (effective at delivery); (b) mailed, first class postage prepaid, return receipt requested (effective on the fifth business day after deposit in the mail); (c) sent by overnight courier (effective on the third business day following the business day on which it is delivered to a internationally recognized courier service); or (d) sent by facsimile transmission and confirmed by hand-delivered, mailed or overnight courier copy (effective when sent by facsimile transmission and confirmed by the sender’s facsimile machine printout). Any such notice or other communication shall be addressed as follows:

     (a)     if to Intelsat, addressed as follows:

Intelsat Hong Kong LLC 14 Dundonald Street West, Suite 201 Hamilton HM 09

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Bermuda Telecopy: 1-441-292-8300 Attention: Office of the President

with a copy (which shall not constitute notice) to:

Intelsat Global Service Corporation 3400 International Drive, NW Washington, DC 20008-3006 Telecopy: (202) 944-7529 Attention: Senior Vice President & General Counsel

     (b)     if to TVB, addressed to:

TVB Satellite TV Holdings, Ltd. c/o Television Broadcasts Ltd. TVB City 77 Chun Choi Street Tseung Kwan O Industrial Estate Kowloon Hong Kong, SAR Facsimile: 2358 1337 Attention: Company Secretary

     (c)     if to the Company, addressed to:

Galaxy Satellite TV Holdings, Ltd. TVB City 77 Chun Choi Street Tsueng Kwan O Industrial Estate Kowloon Hong Kong, SAR Facsimile: 2358 1337 Attention: Chief Executive Officer

with a copy to each Shareholder

or, in any case, at such other address as the Company or the Shareholder to receive such communication, as the case may be, may hereafter designate by notice given as provided herein to the other Parties.

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Asterisks ("**") indicate omitted material.

     12.3.     Costs and Expenses. Each Shareholder shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and any transaction contemplated herein. The Company shall pay (or shall reimburse the Shareholders) for all costs and expenses relating to the establishment of the Company and the amendment of its Articles and Memorandum of Association.

     12.4.     No Waiver. The failure of any of the parties hereto to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver of any right, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provisions of this Agreement.

     12.5.     Amendment. Any waiver, alteration, or modification of any of the provisions of this Agreement shall not be binding unless in writing and signed by a duly authorized officer of the Company and a duly authorized representative of each of the other parties hereto.

     12.6.     Third Parties. Nothing contained in this Agreement, either expressed or implied, is intended to confer upon any Person or entity other than the parties hereto, and their respective successors and permitted transferees and assigns, any rights or remedies.

     12.7.     Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     12.8.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to principles of conflicts of law thereunder and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.

     12.9.     Entire Agreement. This Agreement and the other Transaction Documents executed contemporaneously herewith constitute the full and complete understanding among the parties with respect to the subject matter of this Agreement, and neither the correspondence, or any letter of intent or other documents exchanged prior to or in connection with the signing of this Agreement with respect to the subject matter of this Agreement, nor any statements, warranties, representations or agreements, whether oral or written, made with respect to the subject matter of this Agreement, during negotiations or otherwise, shall be binding on any party, unless expressly incorporated in this Agreement.

     12.10.     Invalidity. If any one or more of the provisions, or portions of any provision, of this Agreement shall be held to be invalid, illegal or unenforceable, then the validity, legality or enforceability of the remaining provisions or parts thereof shall not in any way be affected or impaired thereby.

     12.11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     12.12.     Language. This Agreement is being executed and delivered in English, and, in the case of any inconsistency between the terms of the English language version of this

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Agreement and any translation hereof, the English language version hereof shall govern and control.

     12.13.     Further Assurances. The parties hereto shall do and execute, or cause to be done and executed, all such further acts, deeds, documents and things as may be necessary to give full effect to the terms of this Agreement, including without limitation voting or refraining from voting any shares held by them or under their direct or indirect control, and use reasonable efforts to procure that any director or directors appointed by them or any party under their direct or indirect control votes or refrains from voting so as to give full effect to this Agreement and its Annexes.

     12.14.     Conflicts. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Articles of Association or Memorandum of Association of the Company or any Subsidiary, the terms of this Agreement shall prevail.

[Remainder of this page intentionally left blank]

33	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

INTELSAT HONG KONG LLC

By Name Title	/s/ David Meltzer David B. Meltzer Senior Vice President

TVB SATELLITE HOLDINGS, LTD

By Name Title	/s/ Louis Page Louis Page Director

GALAXY SATELLITE TV HOLDINGS, LTD

By Name Title	/s/ Louis Page Louis Page Director

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Annex 1
to
Subscription and Shareholders Agreement

     As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the respective paragraphs or Sections referred to with respect to such terms, and such definitions shall be applicable to the singular and plural forms of such terms.

     “AAP” means Americom Asia-Pacific, LLC.

     “AAP Agreements” means the Transponder Service Agreement dated September 22, 2000, the Restructuring Agreement dated February 15, 2002 and any related or other agreements between Galaxy and AAP or any Affiliate or predecessor or successor thereof, in each case, as such agreement may be or may from time to time be, modified, amended or otherwise in effect.

     “Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by, or under common control with, such specified Person. For purposes hereof, “control” means, with respect to any Person, the power to elect a majority of members to the board of directors, management committee or other managing body of such Person or to direct the management or affairs of any Person, whether through the ownership of equity or other rights, by contract or arrangement or otherwise. A wholly-owned Affiliate means, with respect to any person, any direct or indirect wholly-owned subsidiary of such person, or any direct or indirect wholly-owned subsidiary of any parent company that wholly-owns such person.

     “Annual Business Plan” has the meaning specified in Section 6.1(b).

     “Applicable Portion” means, with respect to any Shareholder at any time, the ratio, expressed as a percentage, that the number of Shares held by such Shareholder (and, as the context requires, its Affiliates) bears to the aggregate number of all Shares outstanding at such time.

     “Board of Directors” means the board of directors of the Company.

     “Business Day” means, in any specified location, any day other than a Saturday or Sunday or other day on which banks in such location are required or authorized by law or regulation to be closed.

     “Capital Contribution” means contributions by the Shareholders to the capital of the Company.

     “Change of Control” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuance of shares of a Shareholder’s capital stock by any holder thereof which results in the stockholders of the Shareholder immediately prior to such sale, transfer or issuance, owning less than 50% of the Shareholder’s voting power immediately after such sale, transfer or issuance or (ii) any sale or transfer of more than 50% of the assets of the Shareholder (measured either by book value in accordance with U.S. GAAP or Hong Kong SSAP or by fair market value determined in the reasonable good faith judgment of its Board of Directors).

35	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

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     “Channels Supply Agreement” means the Channels Supply Agreement dated September 4, 2001 between Galaxy and Television Broadcasts Limited whereby Galaxy was granted an exclusive right to broadcast Television Broadcasts Limited’s News Channel, Entertainment Channel, Children/Family Channel, TVB8 Channel and Xing He Channel.

     “Closing” has the meaning specified in Section 2.4 of this Agreement.

     “Closing Date” has the meaning specified in Section 2.4 of this Agreement.

     “Company” has the meaning specified in the first paragraph of this Agreement.

     “Company Business” means the business and operations of the Company and the Subsidiaries, including but not limited to the Pay TV Business and the Teleport Business.

     “CSA Amendment” has the meaning set forth in Recital H of this Agreement.

     “Disclosure Schedule” means the Disclosure Schedule prepared by Galaxy and TVB and attached hereto as the Disclosure Schedule to Annex 2.

     “FTNS License” has the meaning specified in Recital A of this Agreement.

     “Galaxy” has the meaning attributed thereto in the first paragraph of this Agreement.

     “Governmental Authority” means any central, regional, provincial, municipal or other governmental authority, including any executive, legislative or judicial branch thereof and any agency, department, commission, bureau or instrumentality thereof.

     “Group Company” means the Company and any Subsidiary of the Company.

     “HK Dollar” or “HK$” means Hong Kong dollars, the lawful currency of Hong Kong.

     “Hong Kong” means Hong Kong, Special Administrative Region of the People’s Republic of China.

     “Hong Kong SSAP” means Statements of Standard Accounting Practice issued by the Hong Kong Society of Accountants.

     “Independent Appraiser” means, at any time, an internationally recognized and reputable investment bank or accounting firm that is not affiliated with or regularly retained by either Shareholder or an Affiliate thereof at such time.

     “Intelsat” has the meaning attributed thereto in the first paragraph of this Agreement.

     “Intelsat Shares” means, at any time, all of the issued ordinary Shares owned by Intelsat or its Affiliates from time to time.

     “Intelsat Sponsor” means Intelsat (Bermuda) Ltd., a Bermuda company and the indirect parent company of Intelsat.

36	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material

     “Intelsat Subscription Shares” means a total of 542,000,000 new Shares to be subscribed by Intelsat pursuant to Section 2.1 of this Agreement;

     “Law” means any law, ordinance, rule, regulation or treaty promulgated or entered into by any Governmental Authority, and any decisions or awards issued by any judicial or arbitration body or panel.

     “Licenses” means the Pay TV License, the Satellite Up-link License and the FTNS License.

     “Lien” means any lien, charge, pledge, encumbrance, security interest, mortgage, title retention or other similar agreement or arrangement.

     “Net Revenues” means the gross cash receipts or equivalent monetary value of goods received under a barter arrangement generated from the licensing or other exploitation of the TVB channels (including advertising and subscription revenues), minus the sales and advertising agency commissions, distribution costs and applicable rebates directly attributable to such cash receipts.

     “Network” has the meaning specified in the FTNS License and the pay-television network for the provision of direct-to-home pay television business in Hong Kong and Guangdong Province.

     “Original Galaxy Shares” has the meaning set forth in Recital G of this Agreement.

     “Party” means any party to this Agreement.

     “Pay TV Assets” means all necessary licenses, contractual rights (including the Channels Supply Agreement) and assets held by Galaxy for the carrying out of the Pay TV Business.

     “Pay TV Business” has the meaning set forth in the Recitals to the Agreement.

     “Pay TV License” has the meaning set forth in Recital A of this Agreement.

     “Per Share Purchase Price” has the meaning set forth in Section 2.1(a).

     “Person” means any natural person, corporation, partnership, joint venture, trust, association or other legal entity.

     “PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

     “PRC Business” means the analysis, application, design, marketing, installation, construction, administration and management of direct-to-home television services to potential customers located in Guangdong Province of the PRC.

37	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

     “PRC Business Plan” means a mutually agreeable business plan prepared by the Shareholders and pursuant to which the Company and/or its Subsidiary proposes to engage or invest in the PRC Business.

     “Public Listing” has the meaning specified in Section 7.1(a) of this Agreement.

     “Satellite Capacity Agreement” means the Satellite Capacity Agreement, substantially in the form of Exhibit B hereto.

     “Satellite Uplink License” has the meaning specified in Recital A of this Agreement.

     “Shareholder” has the meaning attributed thereto in the first paragraph of this Agreement.

     “Shareholder A” means at any time, as between Intelsat and its Affiliates that hold any Shares and TVB and its Affiliates that own any Shares, the Shareholder which together with its Affiliates holds the greater number of Shares at such time.

     “Shareholder B” means at any time, as between Intelsat and its Affiliates that hold any Shares and TVB and its Affiliates that own any Shares, the Shareholder which together with its Affiliates holds the lesser number of Shares at such time.

     “Shares” means, at any time, the ordinary shares of the Company, par value HK$1.00 per share, issued and outstanding at such time.

     “Stations” has the meaning specified in the Satellite Up-link License.

     “Subscription Shares” means the Intelsat Subscription Shares and the TVB Subscription Shares;

     “Subsidiaries” means any Person directly or indirectly owned or controlled by the Company. For purposes hereof, the term “control” means, with respect to any Person, the power to elect a majority of members to the board of directors, management committee or other managing body of such Person or to direct the management or affairs of any Person, whether through the ownership of equity shares or securities or other rights, by contract or arrangement or otherwise.

     “Teleport Business” has the meaning set forth in Recital B to this Agreement.

     “Teleport Loan” means a shareholder’s loan in the amount of HK$115,564,000 million provided by Television Broadcasts Limited to Galaxy which will bear interest at the annual rate per annum of 8% as evidenced by that certain Promissory Note of even date herewith executed by Galaxy.

     “Transaction Documents” means this Shareholders Agreement, the Satellite Capacity Agreement and the CSA Amendment.

     “TVB” has the meaning attributed thereto in the first paragraph of this Agreement.

38	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

     “TVB Sponsor” means Television Broadcasts Limited, a Hong Kong company and the parent company of TVB.

     “TVB Subscription Shares” means a total of 520,750,000 new Shares to be subscribed by TVB pursuant to Section 2.1 of this Agreement.

     “US Dollar” or “US$” means United States dollars, the lawful currency of the United States of America.

     “US GAAP” means generally accepted accounting principles in the United States of America.

     “3-Year Business Plan” has the meaning specified in Section 6.1(a).

39	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Annex 2
to
Subscription and Shareholders Agreement

Representations and Warranties

Subject to the Disclosure Schedule, TVB represents and warrants to Intelsat as follows in this Annex 2:

Organization and Authority of TVB

1.	TVB is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all necessary power and authority to own all of its properties and assets and to carry on its businesses as now conducted. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of TVB and all other necessary action on the part of TVB (and to the extent necessary, its Affiliates).

2.	The execution, delivery and performance by TVB of this Agreement and the other Transaction Documents to which it is a party do not and will not (a) conflict with or result in any breach of, constitute a default (with or without notice, lapse of time, or both) under, result in a violation of, or give any third party any right to accelerate any obligation under any contract to which TVB or any Affiliate thereof is a party or by which any of its assets are bound (including without limitation any contract or agreement with Measat Broadcast Network Systems Sdn. Bhd. or its affiliates), or (b) violate any provisions of any order, arbitration, award, law or regulation to which it or any Affiliate thereof is subject, or (c) conflict or result in any violation of its Articles of Association or Bylaws.

3.	No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery by TVB of this Agreement or the other Transaction Documents to which it is a party, or the consummation by TVB of the transactions contemplated hereby, and no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority on the part of TVB is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby;

4.	This Agreement and the other Transaction Documents to which TVB is a party have been duly executed and delivered by it and constitute the valid and legally binding agreements of TVB, enforceable against it in accordance with their terms.

Organization and Authority of Galaxy

5.	Galaxy is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all necessary power and authority to

40	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

own all of its properties and assets and to carry on its businesses as now conducted. The execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of Galaxy.

6.	The execution, delivery and performance by Galaxy of the Transaction Documents to which it is a party do not and will not (a) conflict with or result in any breach of, constitute a default (with or without notice, lapse of time, or both) under, result in a violation of, or give any third party any right to accelerate any obligation under any Contract (as defined below) to which Galaxy or any Affiliate thereof is a party or by which any of its assets are bound, or (b) violate any provisions of any order, arbitration, award, law or regulation to which it or any Affiliate thereof is subject or conflict, or (c) result in any violation of its Articles of Association or Bylaws.

7.	No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery by Galaxy of the Transaction Documents to which it is a party, or the consummation by Galaxy of the transactions contemplated thereby, and no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority on the part of Galaxy is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated thereby.

8.	The Transaction Documents to which Galaxy is a party have been duly executed and delivered by it and constitute the valid and legally binding agreements of Galaxy, enforceable against it in accordance with their terms, and the Channels Supply Agreement has been duly executed and delivered by Galaxy and TVB Sponsor and constitutes the valid and legally binding agreement of Galaxy and TVB Sponsor, enforceable against each of them in accordance with its terms.

Corporate Matters

9.	Neither TVB nor Galaxy is in receivership or liquidation, or has taken steps to enter into liquidation. No petition has been presented for winding up TVB or Galaxy and to the best of the knowledge of TVB, there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of TVB or Galaxy. Neither TVB nor Galaxy has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against either TVB or Galaxy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, or other debtor relief law, and no other liquidator has been appointed of TVB or Galaxy or of all or any substantial part of their respective properties.

41	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

10.	Galaxy owns no assets or properties, other than the Teleport Assets and the Pay TV Assets, and has conducted no business or activities and conducts no business or activities, other than the Teleport Business and the Pay TV Business described in the 3-Year Business Plan.

11.	Galaxy does not have any (and has never had any) Subsidiary or any direct or indirect interest in any Person, including any equity interests the holders of which are entitled to vote for election of the board of directors or other governing body of any Person.

12.	Galaxy is not a party to any partnership, joint venture or similar agreement or arrangement, other than this Agreement.

13.	A true and complete copy of the Memorandum and Articles of Association of Galaxy has been delivered to Intelsat. Galaxy has complied with its Memorandum and Articles of Association in all material respects and none of the activities, agreements, commitments or rights of Galaxy is ultra vires or unauthorized.

14.	The register of members and all other statutory books of Galaxy are current, true and complete in all material respects, and Galaxy has not received any notice of any application or intended application under the law of its place of incorporation for rectification of its register and all annual or other returns required to be filed with the relevant governmental or statutory authority in Hong Kong have been properly filed within any applicable time limit and all legal requirements relating to the formation of Galaxy and the issue of shares and other securities have been complied with.

15.	Neither TVB nor Galaxy has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the TVB or Galaxy to pay any finder’s fees, brokerage or agents commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and TVB is not aware of any claim or basis for any claim for payment of any finder’s fees, brokerage or agents commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Capitalization

16.	Galaxy has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, of which two shares, comprising the Original Galaxy Shares, are duly issued and outstanding, fully-paid, non-assessable and free and clear of all liens, charges and rights of others (except for the rights of the Company and Intelsat pursuant to Section 2.1(c). One of the Original Galaxy Shares is issued to TVB and one of the Original Galaxy Shares is owned by TVBI Company Limited, and both such Original Galaxy Shares is or will be duly sold and transferred to the Company and Intelsat free of liens as provided in Section 2.1(c).

17.	Except for Intelsat’s and TVB’s subscription rights under this Agreement, there are no outstanding options, warrants, convertible securities or other rights to subscribe for or purchase any shares or other securities from Galaxy. Neither Galaxy nor any of

42	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Galaxy’s stockholders are party to any stockholders agreements or other agreements providing voting rights, registration rights, rights of first refusal or similar rights other than provided for under this Agreement.

Financial Statements

18.	TVB has furnished Intelsat with copies of the audited financial statements of Galaxy for the fiscal years ended 31st December 2000 and 31st December 2001 including in each case a balance sheet and the related profits and loss account for the year then ended, together with the accompanying notes and the report thereon of Galaxy’s independent certified public accountants, and unaudited financial statements for the year ended December 31, 2002 and for the month ended January 31, 2003, (the balance sheet of Galaxy as at January 31, 2003 is herein called the "Balance Sheet” and January 31, 2003 is herein called the “Balance Sheet Date"). All such financial statements referred to above (a) are true, accurate and complete in all material respects; (b) show a true and fair view of the assets, liabilities and financial condition of Galaxy and of its results and profits for the financial period ending on the last day of the period to which such financial statements relate; (c) have been prepared in accordance with the books and records of Galaxy; (d) have been prepared in accordance with accounting principles generally accepted in Hong Kong; (e) disclose and make full provision or reserve for or note all actual and contingent liabilities; and (vi) fully disclose all assets or liabilities of Galaxy.

19.	Except as disclosed in Section 18 of the Disclosure Schedule hereto: (a) Galaxy has no indebtedness for borrowed money or other obligation to repay any debt to any person, including stockholders of Galaxy; (b) Galaxy has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Balance Sheet or which have not been incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date; and Section 18 of the Disclosure Schedule sets forth the top twenty creditors of and/or contracting parties with Galaxy, in descending order as to the amounts of liabilities and/or other financial commitments for which Galaxy is liable and/or has committed, to such creditor or contracting party.

Real Property

20.	Galaxy does not own or have any legal or equitable title or other right or interest in any real property.

21.	There exists no pending or threatened dispute, claim, demand or similar proceedings that could materially and adversely affect the continued use and enjoyment of any premises underlying the property license made between TVB Sponsor and Galaxy (“the Property License”) in respect of the property licensed to Galaxy by TVB Sponsor, a copy of which has been furnished to Intelsat.

43	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

22.	The Property License is valid and subsisting and is enforceable in accordance with the terms contained therein and no breach by any party thereto has occurred and continues to exist.

Assets and Properties

23.	All of Galaxy’s assets, properties and rights are free from Liens. All of Galaxy’s assets, properties and rights comprising the Pay TV Business and the Teleport Business which (a) are reflected in the Balance Sheet or have been acquired by Galaxy since the Balance Sheet Date; and (b) have not been disposed of in the ordinary course of Galaxy’s business since the Balance Sheet Date, are (i) in good condition (ordinary wear and tear excepted); and (ii) suitable and adequate for their intended purposes and for the operation of the Pay TV Business and the Teleport Business by Galaxy as currently operated.

Directors; Senior Management; Personnel; Bank Accounts

24.	Section 24 of The Disclosure Schedule sets forth a list of the directors and officers of Galaxy. There are no contracts or agreements between Galaxy and any of its directors.

25.	Section 25 of the Disclosure Schedule sets forth an organizational chart of Galaxy as at November 8, 2002 setting forth the names and positions of the employees of Galaxy. No material change has occurred in the organization of Galaxy since November 8, 2002. Except for employment contracts (true and complete copies of which have been delivered to Intelsat), there are no contracts or agreements between Galaxy and its employees.

26.	No general power of attorney has been given by Galaxy to any person.

27.	As of November 8, 2002, Galaxy had approximately 59 employees, all of whom have entered into one of three standard form employment contracts with Galaxy, true and complete copies of which have been furnished to Intelsat. Since November 8, 2002, there has been no material increase or decrease in the number of employees of Galaxy, other than such employees who left the employment of Galaxy through regular attrition and the replacements thereof.

28.	Set forth in Section 28 of the Disclosure Schedule is a list of all insurance policies maintained by Galaxy.

29.	Set forth in Section 29 of the Disclosure Schedule is the name of each bank with which Galaxy has an account or safe deposit box, the identifying numbers thereof and the name of each person authorized to draw thereon or to have access thereto.

Employee Benefits

30.	The Bank Consortium MPF Plan is the only employee benefit or welfare plans maintained by Galaxy with respect to its employees.

44	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Licenses; Compliance with Laws and Regulations

31.	True and complete copies of the Licenses have been delivered to Intelsat. The Licenses are currently valid and in full force and effect, and there are no violations or breaches of or exceptions to any of the terms, conditions or milestones set forth in or applicable to any such License. Galaxy has not received any notice of violation or inquiry from any Governmental Authority relating to any License or any applicable laws and regulations. Except for a Fixed Carrier (Restricted) License, which Galaxy has applied for in an application filed with the Telecommunications Authority, the Licenses constitute all licenses, approvals, consents and authorizations necessary to own and operate the Pay TV Business and the Teleport Business in the manner contemplated by the 3 Year Business Plan.

32.	Except for a Fixed Carrier (Restricted) License, all authorizations, approvals and consents, and all notifications, registrations, declarations and filings from, to or with all Governmental Authorities that are necessary for the ownership and operation of the Pay TV Business and the Teleport Business, as contemplated hereby and as currently conducted or proposed to be conducted have been received, issued, given or made by Galaxy and are in full force and effect.

33.	Galaxy has complied in all respects with all applicable laws and regulations applicable to it, its business operations and its properties.

34.	The operations, practices, policies and procedures of Galaxy and their employees have been conducted and will be conducted in compliance with, and have not and will not give rise to any loss, liability, damage, cost or expense under, any applicable laws and regulations.

35.	Galaxy has not received any notice of violation or inquiry from any Governmental Authority relating to any laws and regulations applicable to Galaxy, the Pay TV Business or the Teleport Business.

Litigation

36.	Except as disclosed in Section 36 of the Disclosure Schedule, there is no action, suit, claim, litigation, proceeding or investigation pending or, to the knowledge of TVB and Galaxy, threatened against or affecting Galaxy, its properties or operations.

37.	Galaxy is not in default with respect to any order, writ, injunction or decree of or by any Governmental Authority which is binding on Galaxy or relates to or affects any of its properties or assets which is known to or has been served upon Galaxy.

38.	Except as disclosed in Section 38 of the Disclosure Schedule, there is no pending action, suit, claim, litigation or proceeding brought by Galaxy against another person.

45	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Intellectual Property

39.	Section 39 of the Disclosure Schedule sets forth a list and brief description or identification of (a) all patents, patent rights, patent applications, trademarks, trademark applications, trade names and copyrights licensed to, applied for, used by, owned by, or registered in the name of Galaxy or in which Galaxy has any rights, (b) all billing, accounting, customer accounts, building access and other systems administration software and systems used or licensed to be used by Galaxy, and (c) all methods or processes, designs, technical data, know-how, market reports, product surveys, distribution methods and customer lists and trade secrets, computer programs and software processes and other proprietary and intellectual property, rights and interests, which, in the case of any item described in this clause (b) or (c), Galaxy uses and believes are not within the general knowledge of the industry and are material to the operation of the Pay TV Business and the Teleport Business (“Intellectual Property”). Except as set forth in Section 39 of the Disclosure Schedule, Galaxy is not a licensor in respect of any Intellectual Property. Galaxy owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to permit Galaxy to operate the Pay TV Business and the Teleport Business as now conducted. No claim is pending or, to TVB’s knowledge, threatened to the effect that the present or past operations of Galaxy infringe upon or conflict with the asserted rights of any other Person in respect of any Intellectual Property, no claim is pending or, to the knowledge of TVB, threatened to the effect that any of such Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any Person exists that would impede or prevent the continued use by Galaxy of the rights, title and interests of Galaxy in and to the Intellectual Property.

Contracts

40.	Galaxy has delivered to Intelsat true and complete copies of each written contract, obligation and commitment of Galaxy and all amendments and supplements thereto (except for the purchase orders and internal transfer of fixed assets listed in the Summary of Fixed Assets that involves more than $10,000 as at December 31, 2002 furnished by TVB). All such contracts, obligations and commitments are listed in Section 40 of the Disclosure Schedule and are herein called the “Contracts.” Notwithstanding the foregoing, the term “Contracts” does not include (a) any Transaction Documents, (b) any contract for the purchase of equipment or services that involves less than US$10,000 (or the equivalent thereof in any other currency) of consideration payable by Galaxy over the life of the contract, (c) any contract that may be terminated by Galaxy without cost upon notice of 30 days or less, or (d) any purchase order referenced in the parenthetical at the end of the first sentence of this paragraph 40. No default, alleged default or anticipatory breach exists on the part of Galaxy or on the part of any other party under any Contract, and there are no agreements of the parties relating to such Contracts which have not been disclosed and delivered to Intelsat. Each Contract is valid and subsisting and is enforceable in accordance with the terms contained therein and no breach by any party thereto has occurred and continues to exist. Except as set forth in Section 40 of the Disclosure Schedule, Galaxy is not a party to any oral contract, obligation or commitment. Except as set forth in Section 40 of the Disclosure Schedule, Galaxy is not a party to any written:

46	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

(i)	contract not made in the ordinary course of business, other than this Agreement, the other Transaction Documents and the other agreements contemplated to be entered into in connection with this Agreement or the other Transaction Documents;

(ii)	employment or consulting contract which is not terminable without cost or other liability (other than normal severance arrangements and accrued vacation pay or as required by law and regulations), upon notice of three months or less;

(iii)	contract or collective bargaining agreement with any labor union or labor organization or association;

(iv)	employee benefit scheme other than the Bank Consortium MPF Plan;

(v)	license with respect to any property, real or personal, whether as licensor or licensee other than those listed in Section 40 of the Disclosure Schedule;

(vi)	contract for the purchase of real property, equipment or fixed assets which involves more than US$10,000 (or the equivalent thereof in any other currency) with respect to any one contract or series of related contracts;

(vii)	contract for the future purchase or acquisition of equipment, software or Intellectual Property rights which involves more than US$100,000 (or the equivalent thereof in any other currency);

(viii)	contract for the sale of property or assets (1) involving more than US$10,000 (or the equivalent thereof in any other currency) or (2) which is not terminable without cost or liability in excess of US$10,000 (or the equivalent thereof in any other currency);

(ix)	insurance policies, other than those listed in Section 46 of the Schedule;

(x)	other than those listed in Section 40 of the Disclosure Schedule and this Agreement and the Transaction Documents, any contract continuing for a period of more than three months from the date hereof, (1) which is not terminable by Galaxy without cost or liability in excess of US$10,000 (or the equivalent thereof in any other currency) or (2) which has a stated term or duration in excess of one year, other than those that are terminable upon notice of 30 days or less without cost;

(xi)	sales agency, distributor, dealer or advertising contract which is (1) not terminable on notice without cost or other liability in excess of US$10,000 (or the equivalent thereof in any other currency) or (2) which has a stated term or duration in excess of one year, other than those that are terminable upon notice of 30 days or less without cost;

47	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

(xii)	agreement or indenture for the borrowing or lending of money, other than agreements between Galaxy, TVB Sponsor and its Affiliates that are described in Section 40 of the Disclosure Schedule or included in the Balance Sheet;

(xiii)	agreement or indenture for placing a Lien on, any assets of Galaxy other than those disclosed in Section 40 of the Disclosure Schedule;

(xiv)	guaranty by Galaxy of any obligation of any Person; or

(xv)	settlement agreement of any administrative or judicial proceedings, other than as described in Section 40 of the Disclosure Schedule (including the AAP Settlement).

Labor

41.	Galaxy is not a party to any agreement with any labor union. There is not existing, or to the knowledge of TVB or Galaxy threatened, any labor dispute, strike or work stoppage involving the employees of Galaxy.

Conduct of Business

42.	Since the Balance Sheet Date, Galaxy has conducted its business in the ordinary course and has maintained its assets and property in at least such order and condition as is necessary to continue so to conduct its business, and has not:

(i)	incurred any obligation or liability (absolute, accrued, contingent or otherwise) in excess of US$10,000, except (1) in the ordinary course of Galaxy’s business; (2) borrowings under loan facilities disclosed in the Balance Sheet; or (3) in connection with the performance of this Agreement or any another Transaction Document;

(ii)	discharged or satisfied any Lien, or paid or satisfied any obligation or liability (absolute, accrued, contingent or otherwise) other than in the ordinary course of business;

(iii)	increased or established any reserve for taxes or other liability on its books or otherwise provided therefor, except as may have been required or permitted in accordance with general accepted accounting principles in Hong Kong due to the operations or income of Galaxy since the date of the Balance Sheet;

(iv)	subject to any Lien any of the assets, properties or business of Galaxy, except for such aforementioned encumbrances as are created or granted in the ordinary course of the conduct of business and do not materially impair the use or value of the asset or property subject thereto;

(v)	sold, assigned or transferred any asset, property or business or cancelled any debt or claim or waived any right, except in the ordinary course of business of Galaxy;

48	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

(vi)	sold, assigned, transferred, relinquished or permitted to lapse any rights with respect to any Intellectual Property;

(vii)	granted any general increase in the rates of pay of employees of Galaxy or any increase in excess of US$5,000 (or its equivalent in any other currency) per annum in the salary payable or to become payable to any officer or consultant or agent of Galaxy, or, by means of any employee benefit plan, or other commitment, increased the compensation of any officer, employee, consultant or agent of Galaxy by such amount;

(viii)	made or authorized any capital expenditures for additions to plant and equipment accounts of Galaxy which exceed the amounts contemplated by the 3-Year Business Plan by US$25,000 (or the equivalent thereof in any other currency) or more in the aggregate, except as may have been involved in connection with the ordinary repair, maintenance and replacement and minor plant equipment additions;

(ix)	made any loan or payment to any shareholder or partner (other than a scheduled payment of principal and/or interest on any loan or advance made by a shareholder or partner), or declared, set aside or paid to any shareholder or partner any dividend or other distribution in respect of its capital shares or investment, or redeemed or purchased any of its capital shares or investment, or agreed to take any such action;

(x)	except as provided herein or in the other Transaction Documents, issued, sold or transferred, or agreed to issue, sell or transfer, any shares, bonds, debentures or other security of Galaxy, whether newly issued or held in treasury;

(xi)	except for the transactions contemplated under this Agreement and the other Transaction Documents, entered into any material transaction other than in the ordinary course of business of Galaxy;

(xii)	experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting its properties, assets or business;

(xiii)	experienced any material adverse change in the assets, liabilities, business or financial condition or results of operations of Galaxy; or

(xiv)	taken any action that would have the effect of terminating or amending any License.

43.	Hong Kong is the only jurisdiction in which Galaxy carries on its business.

49	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Tax Matters

44.	Galaxy has filed all tax returns that it is required to file under the laws of Hong Kong. Galaxy has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns, as well as all other taxes, assessments and governmental charges which have become due or payable, including all taxes which Galaxy is obligated to withhold from amounts owing to employees, creditors and third parties.

45.	To TVB and Galaxy’s knowledge, Galaxy has not been and is not the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes.

Insurance

46.	All policies of insurance, together with the premiums currently paid thereon, covering Galaxy’s plant, machinery, equipment and inventory, or providing for business interruption, general public liability, and personal liability coverage, are described in Section 46 of the Disclosure Schedule. Such policies insure against all risks normally insured against by companies that are engaged in the same or similar business. All such policies will be outstanding and in full force and effect at the Closing Date. There are no claims, actions, suits or proceedings by or against Galaxy arising out of or based upon any of such policies of insurance, and, to the knowledge of TVB and Galaxy, no basis for any such claim, action, suit or proceeding exists. No notices of any pending or threatened terminations or substantial premium increases with respect to any of such policies have been received by Galaxy, and Galaxy is in compliance with all conditions contained therein.

Transactions with Affiliates

47.	Except as expressly identified as an Affiliate Transaction in Section 47 of the Disclosure Schedule, no officer, director or stockholder of Galaxy, TVB or any Affiliate thereof has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to Galaxy any goods, property, technology, intellectual or other property rights or services; or (ii) any contract or agreement to which Galaxy is a party or by which it may be bound or affected. Except as expressly identified as an Affiliate Transaction in Section 47 of the Disclosure Schedule, Galaxy is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses, children or other relatives, in any amount whatsoever other than in connection with expenses or advances of expenses to officers, employees or contractors incurred in the ordinary course of business or relocation expenses of employees and which are not, individually or in the aggregate, material. None of Galaxy’s officers, directors or stockholders, or any of their relatives, are, directly or indirectly, indebted to Galaxy or have any direct or indirect ownership interest in any firm or corporation with which Galaxy is affiliated or with which Galaxy has a business relationship, or any firm or corporation which competes with Galaxy except that officers, directors and/or stockholders of Galaxy may own stock in (but not exceeding one percent of the outstanding capital stock of) any publicly traded companies that may compete with Galaxy or with which Galaxy has a business

50	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

relationship. Galaxy is not a guarantor or indemnitor of any indebtedness or other financial obligation or commitment of any other person, firm or corporation.

Absence of Undisclosed Liabilities

48.	Galaxy does not have any indebtedness or liabilities of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (a) liabilities reflected in the Balance Sheet, (b) liabilities incurred in the ordinary course of business of Galaxy subsequent to the Balance Sheet Date, none of which has been or is materially adverse to the assets, properties or business of Galaxy, (c) liabilities incurred in connection with performance of this Agreement or the other Transaction Documents, and (d) liabilities disclosed in the Disclosure Schedule.

49.	To the best of the knowledge, information and belief of TVB, neither this Agreement nor any other document signed or delivered by TVB or Galaxy to Intelsat contains, as of the date of such documents, any untrue statement of a material fact or omits to state a material fact relating to Galaxy, the Pay TV Business or the Teleport Business, or necessary to make the statements contained herein not misleading.

51	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Disclosure Schedules
To
Annex 2

The following numbering refer and correspond to the Section number in Annex 2

Financial Statements

     18.     Top twenty creditors of Galaxy as at 31 October 2002:

*** ***	*** ***

*** *** *** *** *** *** *** *** *** *** *** *** *** ** *** *** *** *** *** ***	*** *** *** *** *** *** *** *** *** *** *** *** *** *** *** *** *** *** *** ***

*** ***	*** ***

Directors and officers

     24.     List of Directors:

Sir Run Run Shaw Mona Fong Louis Page Augustus Ralph Marshall Tang See Tin, Stanley

52	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

     List of Officers: Please refer to Appendix 1.

Organizational chart

     25.     Please refer to Appendix 1.

Insurance Policies

     28.

Name of Insurer	Type	Policy No	Estimated premium

HK$

QBE Hongkong & Shanghai	Medical Insurance Scheme	2.15.05000565.7	***
Insurance Ltd.		2.15.05000566.5
2.15.05000567.3
2.15.05000568.1
2.15.05000569.9
2.15.05000570.7
2.15.05001246.3

Metropolitan Life Insurance	Group Yearly Renewable	GL1000512	***
Company of Hong Kong Ltd.	Term Insurance

Falcon Insurance Co. (Hong	Contractors "All Risks"	Cover note	***
Kong) Ltd.	Insurance

Falcon Insurance Co. (Hong	Marine Cargo Insurance -	MOC/36/02	***
Kong) Ltd.	Open Cover

Federal Insurance Company	Public Liability Insurance	Cover note	***

Federal Insurance Company	Umbrella Excess Liability	92524379	***
	Insurance / The Chubb	92520036
Commercial Umbrella

Falcon Insurance Co. (Hong	Fidelity Guarantee	10B-P8000355-PFG02-NS	***
Kong) Ltd + Liberty	Insurance
International Insurance

Liberty International	Employees’ Policy	H02PW00667B	***
Insurance

Falcon Insurance	Property All Risks,	Cover Note	***
Business Interruption and
Money Insurance

China Pacific Insurance Co.,	Property All Risks	CPIC/PAR/2001/000125	***
(H.K.) Ltd	Erection All Risks	CPIC/PAR/2001/000005
	Public Liability Insurance	CPIC/PAR/2001/000129

53	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Bank Accounts

29.     ******

******

******

*******

*******

********

Litigation

     36.     There is one legal claim against Galaxy as follows:

Nature	:	Debt Claim
Issue Date	:	July 2, 2002
Court	:	High Court of Justice, Queens Bench Division, UK
Claim No	:	HQ02X02137
Claimant	:	Americom Asia-Pacific, LLC
Defendant	:	Galaxy Satellite Broadcasting Limited
Claim Amount	:	US$1,132,234.67 outstanding under the Restructuring Agreement (for deferring payment under the GE-1A Satellite Transponder Agreement)
Current Status	:	Settlement Agreement was entered by the parties on February 14, 2003 in full and final settlement of all claims and disputes whether known or unknown as at the date of the Settlement Agreement under the GE-1A Satellite Transponder Agreement and the Restructuring Agreement.

     38.     (a)     There is one Chapter 11 bankruptcy action filed by Galaxy’s debtor, Edge2net, Inc as follows:

Nature	:	Chapter 11 Bankruptcy Case
Filing Date	:	October 22, 2001
Court	:	United States Bankruptcy Court, Western District of Washington
Case No	:	01-21678

54	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Debtor : edge2net, Inc.

Amount Due : US$646,080

Current Status : Selling of Debtor’s property by Trustee

(b)	On, 28 November 2002, Galaxy filed a request for mediation with the Registrar of the LCIA Court in accordance with the GE-1A Satellite Transponder Service Agreement as amended by the Restructuring Agreement in relation to the claims by Galaxy that Americom Asia-Pacific, LLC fundamentally breached its contractual obligations to Galaxy by its failure to co-ordinate the AAP-1 Satellite. Settlement Agreement was entered by the parties on February 14, 2003 in full and final settlement of all claims and disputes whether known or unknown as at the date of the Settlement Agreement under the GE-1A Satellite Transponder Agreement and the Restructuring Agreement.

Intellectual Property

     39.

Current Monthly/
	Name of Document	Yearly Fee	Date

i)	Licence Agreement between Mindport BV and Galaxy Satellite Broadcasting Ltd to procure a turnkey multiple channel DTH transmission system for a DTH platform in Australia which accords with the MPEG2 and DVB standards, including conditional access, subscriber management, content management, electronic programme guide, IRDs and smart cards etc.		August 7, 2001

Below are subsequent supplemental agreements regarding outstanding payments and other changes:

	1) Agreement to settle outstanding payments and MCT Functionality	******	September 20, 2001

	2) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited in respect of outstanding payment under Mindport Licence Agreement	******	March 16, 2002

Current Monthly/
	Name of Document	Yearly Fee	Date

	3) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited in respect of ceasing support of certain software under the Mindport License Agreement	*****	March 16, 2002

	4) Agreement between Ideal Systems Asia Pacific Ltd. and Galaxy Satellite Broadcasting Limited in respect of migration to replacement software due to cessation of certain software support from Irdeto	*****	March 16, 2002 (Note: this agreement is void by the parties by an agreement dated September 30, 2002)

	5) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited (Re-executed copy of item 2 above)	*****	March 16, 2002

	6) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited (Re-executed copy of item 3 above)	*****	March 16, 2002

	7)Agreement between Ideal Systems Asia Pacific Ltd. and Galaxy Satellite Broadcasting Limited to void the agreement dated March 16, 2002	*****	September 30, 2002

ii)	1) Focus Software Licence Agreement between Galaxy Satellite Broadcasting Limited and MSA Focus International Media Systems Limited for the supply of programme management and ad/sales/traffic computer software	*****	May 14, 1998

	2) Consent for Assignment of Software License Agreement for obtaining consent from Focus Software to assign license back to TVB Satellite Broadcasting Limited	******	December 4, 2002

Current Monthly/
	Name of Document	Yearly Fee	Date

	3) Assignment between Galaxy and TVB Satellite Broadcasting Limited for assignment of the license	*****	December 5, 2002

iii)	Irdeto Access Licence Agreement (draft) for the license of conditional access system for Galaxy’s uplink services	*****	Contract pending finalization with Irdeto Access

iv)	1) Network Solutions Agreementbetween Open TV, Inc. and Galaxy Satellite Broadcasting Limited for the supply of the Open TV softwares for the Australia DTH platform	******	May 15, 2000 (5 years term)

	2) Network Solutions Agreement between Open TV, Inc. and Galaxy Satellite Broadcasting Limited for the supply of the Open TV software for the US DTH platform	******

v)	Licence Agreement between Mindport BV and Galaxy Satellite Broadcasting Ltd to procure a turnkey multiple channel DTH transmission system for a DTH platform in USA which accords with the MPEG2 and DVB standards, including conditional access, subscriber management, content management, electronic programme guide, IRDs and smart cards etc.	*******	January 27, 2000

	Below are subsequent supplemental agreements regarding outstanding payments and other changes:	*******

Current Monthly/
	Name of Document	Yearly Fee	Date

	1) Agreement to settle outstanding payments and MCT Functionality	********	September 20, 2001

	2) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited in respect of outstanding payment under Mindport Licence Agreement	********	March 16, 2002

	3) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited in respect of ceasing support of certain software under the Mindport License Agreement	********	March 16, 2002

	4) Agreement between Ideal Systems Asia Pacific Ltd. and Galaxy Satellite Broadcasting Limited in respect of migration to replacement software due to cessation of certain software support from Irdeto		March 16, 2002 (Note: this agreement is void by the parties by an agreement dated September 30, 2002)

	5) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited (Re-executed copy of item 2 above)		March 16, 2002

	6) Agreements between Irdeto BV and Galaxy Satellite Broadcasting Limited (Re-executed copy of item 3 above)		March 16, 2002

	7) Agreement between Ideal Systems Asia Pacific Ltd. and Galaxy Satellite Broadcasting Limited to void the agreement dated March 16, 2002		September 30, 2002

vi)	“Broadcast Confidence” Service and Support Agreeent for software service and support provided by Louth for automation system	******	January 28, 2003 (for Dec 1, 2002 to Nov 30, 2003)

vii)	Other intellectual property licences with Affiliates, please refer to Section 47	*****

viii)	Other intellectual property licences which may be included in fixed assets purchased and without written contracts, please refer to Section 40(b)	******

Contracts

40.	(a) a list all such contracts, obligations and commitments of Galaxy and all amendments and supplements thereto and including those which may fall within Section 40(i) to (xv) of Annex 2

Current Monthly/
	Name of Documents	Yearly Fee	Date

i)	Contract Agreement between Galaxy Satellite Broadcasting Ltd. and Globecomm Systems Inc. for commissioning the APSTAR IIR Earth Station including supply of equipment	******	September 1, 1998 (contract completed)

ii)	1) GE-1A Satellite Transponder Service Agreement for the lease of transponders (Contract No. A-1043);	*******	September 22, 2000 (basically for 10 year term)

	2) Restructuring Agreement for deferring payments outstanding under the transponder agreement	*******	February 15, 2002

3) Galaxy has issued a rescind letter to AAP to rescind the transponder agreement on April 30, 2002

	4) Amendment No.1 to the AAP-1 (formerly GE-1A) Transponder Service Agreement (Contract No. A-1043) for suspension or termination of the transponder lease on certain conditions		February 18, 2003

	5) Settlement Agreement for settlement of all claims under GE-1A Satellite Transponder Service Agreement, Restructuring Agreement and Service Contract for GE-1A Network Monitoring and Control Services and Operational and Maintenance Services	*******	February 14, 2003

Current Monthly/
	Name of Documents	Yearly Fee	Date

	6) Letter agreement giving an option to SES-Americom to request Galaxy to provide future network monitoring services for AMC13 satellite		February 18, 2003

iii)	1) Service Contract for GE-1A Network Monitoring and Control Services and Operational and Maintenance Services	******	September 22, 2000 (10 years term)

	2) Amendment No.1 to the Service Contract for AAP-1 (formerly GE-1A) Network Monitoring and Control Service and Operational and Maintenance Services for suspension of network monitoring fee until resume the usage of AAP-1 transponders under the Transponder Service Agreement with AAP	*******	February 18, 2003

iv)	Service Charge for Operation of Signal Transmission between TVC MCR and Asia Plus in Central District	******	September 19, 2000 (2 years contract)

Current Monthly/
	Name of Documents	Yearly Fee	Date

v)	Agreement for the Provision of Compressed Digital Video Service between Galaxy Satellite Broadcasting Limited and MATV Limited — MCPC Service on APSTAR-2R C band	******	February 21, 2001 (3 years term)

	Agreement for the Provision of Compressed Digital Video Service — Letter Agreement to vary contract terms	*******	January 30, 2003 (extended for another 2 years term to expire on March 17, 2006) (Note: contract signed but subject to approval of MATV’s Engineering Department)

vi)	Agreement for the Provision of Satellite Digital Uplink Services between Galaxy Satellite Broadcasting Limited and edge2net, Inc; and Addendum to the Agreement for the Provision of Satellite Digital Uplink Services; and Amendment to edge2net’s Circuit and Bandwidth Requirement	*******	June 23, 2000 (contract terminated) December 22, 2000 (terminated) June 16, 2001 (terminated)

vii)	Term Sheet of Uplink Service for Asia Telecom (including relevant correspondence)	******	October 15, 2001 (2 years term)

viii)	Agreement for the Provision of Satellite Digital Uplink Services between Galaxy Satellite Broadcasting Limited and AT&T Digital Media Centers — Hong Kong (formerly TCI National Digital Television Centre)	*******	October 11, 1999 (original term — 2 years but is extended to June 30, 2003 by letter dated March 5, 2002)

ix)	Telesat Consulting Services Agreement between Telesat Canada and Galaxy Satellite Broadcasting Limited for satellite co-ordination consulting services	********	October 28, 2002 (2 months term — contract expired)

Current Monthly/
	Name of Documents	Yearly Fee	Date

x)	Galaxy’s Service for Asia Plus	********	29 November 2002 (1-yeara fixed term)

xi)	TV Uplink Service in Analogue Format for Asia Plus	********	11 December 2002 (1-yeara fixed term)

xii)	Other material Intellectual Property licences	********

xiiii)	Other material agreement with suppliers and customers who are Affiliates	*******

xiv)	Employment Contracts	*********

xv)	Insurance policies referred to in Section 28

xvi)	Performance Bond made in favour of the Hong Kong Government pursuant to the Pay TV Licence	*********	June 13, 2001

xvii)	Letter of Guarantee No MOC 00/062 made in favour of the Telecommunications Authority of Hong Kong pursuant to the Fixed Telecommunication Network Services Licence	*****	April 14, 2000 and the Letter of Guarantee was released by the Telecommunications Authority of Hong Kong on October 2, 2002

xviii)	Letter of Guarantee No MOC 00/217 made in favour of Americom Asia-Pacific, LLC for rental of transponders	*********	October 20, 2000 and the Letter of Guarantee was fully drew by Americom Asia-Pacific, LLC on March 25, 2002

xix)	The transactions with Affiliates as disclosed in Section 47 below	********

xx)	Cooperation Agreement with China Greatland for provision of uplink and playback service for a satellite television channel to AsiaSat 3S	********	October 21, 2002 (two years term subject to landing right granted by PRC and formal contract)

xxi)	Satellite Uplink Service with Speedcast Limited for uplink service to AsiaSat 2 C Band	********	February 5, 2003 (six months term commencing February 15, 2003)

Current Monthly/
	Name of Documents	Yearly Fee	Date

xxii)	Letter Agreement for Uplink of Hallmark Channel with Crown Media International, LLC for provision of uplink service and sub-lease of transponder	*********	February 14, 2003 (36 months from Operational Service Date, i.e. between June 16, 2003 to June 30, 2003 as determined by Crown Media)

(b)	a true and complete written summary of each oral contract, purchase of fixed assets by purchase order, internal transfer of fixed assets that involves more than US$10,000, obligation or commitment of Galaxy and including those which may fall within Section 40(i) to (xv) of Annex 2.

Please refer to the Summary of Fixed Assets that involves more than US$10,000 as at 31 December 2002 furnished by Galaxy.

Insurance

     46.

     Please refer to Section 28.

Transactions with Affiliates

     47.

	Description of Transaction	Contract Amount	Date of Issue

i)	Teleport Loan	*****

ii)	Television Broadcasts Limited and Galaxy Satellite Broadcasting Limited — Channel Supply Agreement	******	September 4, 2001 (5 year term renewable for another 5 years)

iii)	Letter agreement between TVB Satellite TV Entertainment Ltd and Galaxy to provide 4.5 MHz of capacity to Galaxy	*****	February 6, 2003 (expire on March 31, 2003)

iv)	1) TVB (Australia) Pty. Ltd. and Galaxy Satellite Broadcasting Limited — Customer Service Agreement for providing call centre and related services	*******	February 10, 2001 (perpetual with 90 days termination notice)

	2) Variation of Contract — Customer Service Agreement to vary the term to automatically renewed on yearly basis		February 5, 2003 (automatically renewed on yearly basis)

v)	1) Galaxy Satellite Broadcasting Limited and TVB Satellite TV Entertainment Limited (formerly know as Galaxy Entertainment Limited) — Uplink Services Agreement for TVB8 and Xing He to PAS-2 C band	******	December 12, 2000 (perpetual with 90 days termination notice)

	2) Memorandum — Uplink Services Agreement to confirm the charge for TVB8 and Xing He from January 1, 2002 onwards shall remain at HK$61,750 per channel per month	*****	December 31, 2001

	Description of Transaction	Contract Amount	Date of Issue

	3) Notice of Termination — Uplink Service Agreement to terminate the agreement on May 1, 2003		January 29, 2003

	4) Withdrawal of Notice of Termination — Uplink Services Agreement to withdraw the termination notice dated January 29, 2003		February 11, 2003

	5) Variation of Contract — Uplink Services Agreement to terminate one uplink service for TVB Xing He Channel on February 28, 2003 and vary the service period for TVB8 Channel to expire on March 31, 2006	*****	February 11, 2003 (expire March 31, 2006)

vi)	1) Galaxy Satellite Broadcasting Limited and Galaxy Entertainment Limited (now known as TVB Satellite TV Entertainment Limited) — Technical Services Agreement (Playback and Uplink) for TVB 8 and Xing He channels on Apstar IIR C band	******	November 26, 1999 (5 years term)

	2) Memorandum — Uplink Service for TVB8 and Xing He Channels to renew the uplink service for TVB 8 and Xing He channels to expire on December 31, 2005 and also to change the uplink from Apstar IIR to Asiasat 3S from March 1, 2003	******	September 24, 2002 (expire December 31, 2005)

	3) Supplemental Agreement to Technical Services Agreement (Playback and Uplink) — Extension of Playback Service to extend the playback service for a term of two years to December 31, 2004	*****	January 23, 2003 (expire on December 31, 2004

	Description of Transaction	Contract Amount	Date of Issue

vii)	Galaxy Satellite Broadcasting Limited and TVBI Company Limited — Uplink Services Agreement for TVBS-Asia on PAS-2	*****	December 12, 2000 (expired on June 30, 2000)

viii)	1) Galaxy Satellite Broadcasting Limited and TVBI Company Limited — Technical Services Agreement for TVBJ Channel and miscellaneous programs on PAS-2 (Playback and Uplink)	********	December 12, 2000 (perpetual with 90 days termination notice)

	2) Variation of Contract — Technical Services Agreement (Playback and Uplink) to confirm termination of the playback service on June 30, 2002 and to extend the uplink service to March 31, 2006		February 5, 2003 (expire March 31, 2006)

ix)	Memorandum — Monthly Charge of Using Digital Server for TVBJ Live Operation (with relevant supporting documents)	*******	July 9, 2001 (monthly term)

x)	Memorandum — Betacam SP Loan to Australia DTH Project for promos production (with relevant supporting documents)	******	October 24, 2001 (monthly term)

xi)	TVB (Australia) Pty. Ltd. and Galaxy Satellite Broadcasting Limited — Technical Services Agreement to provide uplink and playback service for Australia DTH platform on PAS-8	********	December 20, 2000 (10 years term)

	Description of Transaction	Contract Amount	Date of Issue

xii)	1) Television Broadcasts Limited and Galaxy Satellite Broadcasting Limited — Services Agreement for providing general administration and ancillary services	********	February 7, 2003 (renewable on yearly basis)

	2) Memorandum for Services Agreement to confirm service fee for 2003	********	February 7, 2003

xiii)	Television Broadcasts Limited and Galaxy Satellite Broadcasting Limited — Licence for use of properties in Shaw House and TV City	*********	January 29, 2003 (to expire three months after relocation to TVB City)

xiv)	Television Broadcasts Limited and Galaxy Satellite Broadcasting Limited for licence to use properties in Tseung Kwan O for its pay TV and teleport operation	********	[Under negotiation]

xv)	TVB (Australia) Pty. Limited and Galaxy Satellite Broadcasting Limited for satellite signal monitoring and delivery	********	Feburary 4, 2003 (for a term of one year from December 1, 2002)

xvi)	Galaxy Satellite Broadcasting Limited and TVBI Company Limited — Technical Services Agreement (Playback) to provide playback services to TVBJ-SCV Channel	*********	January 10, 2003 (6 years term from March 1, 2003)

xvii)	Galaxy Satellite Broadcasting Limited and TVB Broadcasts Limited — Temproray Licence of a Portion of the third floor at TVB House	**********	4 February, 2003 (for two months from February 4, 2003)

Asterisks ("**") indicate omitted material.

Annex 3
to
Subscription and Shareholders Agreement

[intentionally omitted]

68	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Annex 4
to
Subscription and Shareholders Agreement

3-Year Business Plan

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69	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Annex 5
To
Subscription and Shareholders Agreement

Guangdong Channel Supply Parameters

Pursuant to Section 8.3 of this Agreement, TVB (or any of its Affiliates) and the Company or its Subsidiary shall negotiate in good faith on the following parameters, subject to a definitive agreement on channel supply, :-

1.	Channels
(i) TVB 24-hour Cantonese News Channel;
(ii)    Cantonese General Entertainment Channel;
(iii)   Children/Family Channel;
(iv)   TVB8;
(v)    TVB Xing He Channel; and
(vi) Any other channel(s) to be mutually agreed by the relevant parties.

2.	Exclusivity
An exclusive pay TV broadcasting right of all or part of the above channels

3.	Territory
Guangdong Province, PRC.

4.	License Fee
(i) A minimum guarantee payment; (ii) A share of subscription revenue generated in the Territory; and (iii) A share of advertising revenue generated in the Territory.

5.	License Period
5 years or such other period to be mutually agreed, plus one 5-year renewal period.

70	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

Annex 6
to
Subscription and Shareholders Agreement

Dispute Resolution Procedures for Budget Related Deadlocks

If, pursuant to Section 10.1(d), a disputed matter is to be resolved as provided in this Annex, then, during the period commencing on the Resolution Deadline and expiring at 12:00 noon in Hong Kong on the 60th day thereafter (“Option Period”), Intelsat shall have the right (“Put Option”), subject to clauses 6 and 7 below, to require TVB to purchase all but not less than all of the Shares owned by Intelsat and its Affiliates (“Option Shares”). Intelsat may exercise the Put Option at any time during the Option Period by notice (“Put Exercise Notice”) delivered to TVB specifying that Intelsat is exercising the Put Option pursuant to this Section.

1.	Upon receipt by Intelsat of the Put Exercise Notice, as provided above, TVB shall, subject to clauses 6 and 7 below, become obligated to purchase all the Option Shares at the Put Price. The sale and purchase of the Option Shares pursuant to the Put Option shall be consummated on a date (“Put Closing Date”) mutually agreed by the Shareholders, but in any event not later than 90 days following the receipt by TVB of the Put Exercise Notice. On the Put Closing Date, (i) Intelsat shall sell, convey, transfer and assign to TVB all right, title and interest in and to the Option Shares, free and clear of all Liens arising by or through Intelsat; (ii) Intelsat shall deliver to TVB certificates representing the Option Shares, duly endorsed to TVB or in blank (as specified by TVB), together with evidence of the payment of all transfer taxes relating thereto; and (iii) TVB shall pay to Intelsat the Put Price.

2.	Upon the issuance by Intelsat of a Put Exercise Notice, the Shareholders shall endeavour to agree on the appointment of an Independent Appraiser, as an expert and not as an arbitrator, to conduct a valuation of the Company and the Company Business (“Valuation”) as provided below; provided, however, that if the Shareholders are unable to agree on the appointment of an Independent Appraiser within 15 days following the issuance of the Put Exercise Notice, then either Shareholder may request that the President of the Hong Kong Society of Accountants specify or recommend an Independent Appraiser, and any Person so specified or recommended shall thereupon become the Independent Appraiser hereunder; provided, however, that if such Person declines such appointment, then the President of the Hong Kong Society of Accountants may be asked to specify or recommend another Person for such purpose and such specification or recommendation shall be binding on the parties hereto upon such Person’s acceptance thereof.

3.	Upon the appointment of an Independent Appraiser, the Shareholders shall jointly instruct such Independent Appraiser (a) to determine the fair market value of Company, specified in US Dollars on the basis of what an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to purchase would pay for all of all of the Shares or all of the assets, properties, business and liabilities of the Company, in each case in a bona fide, arm’s length transaction under the market conditions then prevailing, assuming for such purpose that all licenses, permits, privileges, contracts and obligations of

71	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

the Company would remain unimpaired as a result of such transaction and without discounting such valuation by reason of any voting interest or control arrangements (the valuation of the Company so determined and expressed in US Dollar terms is herein called the “Company Valuation”); provided, however, that if the valuation provided by the Independent Appraiser sets forth a range of values, then, for purposes of this Agreement, the Company Valuation shall be the average of the two values set forth at either end of such range; (b) to complete such Company Valuation within 60 days following such Independent Appraiser’s acceptance of its appointment hereunder; and (c) to deliver a copy of the Company Valuation to each Shareholder.

4.	The price that TVB shall be obligated to pay to Intelsat in respect of the exercise by Intelsat of the Put Option (herein called “Put Price”) shall be the product of (i) the Company Valuation, determined as provided above, times (ii) a fraction, the numerator of which shall be the number of Shares owned by Intelsat and the denominator of which shall be the total number of Shares.

5.	Subject to clauses 6 and 7 below, TVB shall pay the Put Price in cash on the Put Closing Date by wire transfer of immediately available US Dollar funds to an account designated by Intelsat.

6.	If, notwithstanding the foregoing, TVB does not desire to purchase the Option Shares or is otherwise prohibited by law from consummating its purchase of the Option Shares, then TVB may deliver a notice to Intelsat within ten (10) days following the Shareholders’ receipt of the Company Valuation pursuant to clause 4 above, specifying its election not to purchase the Option Shares; provided, however, that, if TVB does not so notify Intelsat in writing within such 10-day period, then TVB shall be obligated to consummate the acquisition of the Option Shares and to pay Intelsat the Put Price as provided above.

7.	If TVB notifies Intelsat of TVB’s election not to purchase the Option Shares, then, from the date of Intelsat’s receipt of such notice, Intelsat may assume the responsibility and authority for selling the Company, by sale of the Shares, sale and transfer of the Company’s assets and liabilities or other disposition transaction specified by Intelsat. In doing so, Intelsat may engage a recognized and reputable independent bank or investment banking firm to solicit interest in such a transaction, and the parties shall give such bank or firm access to the Group Companies’ books and records and personnel and shall otherwise fully cooperate with such bank’s or investment bank’s efforts to prepare all relevant offering materials to facilitate such solicitation process and such offer and sale of the Company. If, in the course of such efforts, (a) a potential buyer of the Shares or an acquiror of the assets and liabilities of the Company or other acquiror of the Company is identified, (b) the consideration that such Person is willing to pay in such transaction is not less than the Company Valuation, and (c) the terms of such transaction do not impose on Intelsat or TVB any obligation or liability to which Intelsat or TVB is not then subject (other than post-closing indemnification obligations), then Intelsat may require TVB and any Group Company to proceed to consummate such transaction, and the parties shall proceed in good faith to consummate such transaction as soon as reasonably practicable. The costs and expenses of such solicitation process and the costs and expenses of any such transaction, including any bank or investment bank fees and

72	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

Asterisks ("**") indicate omitted material.

any legal fees and expenses, shall be borne by the Company. The consideration received upon the consummation of such transaction, net of such costs and expenses, shall be allocated between the Shareholders pro rata on the basis of the percentage that such Shareholder’s Shares bears to the total number of Shares then outstanding.

73	SUBSCRIPTION AND SHAREHOLDERS AGREEMENT